Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among:

DATAWATCH CORPORATION,

a Delaware corporation;

ALTAIR ENGINEERING INC.,

a Delaware corporation; and

DALLAS MERGER SUB, INC.,

a Delaware corporation

Dated as of November 5, 2018

3.24	Fairness Opinion	36
3.25	Financial Advisor	36
3.26	Disclosure	36
3.27	Rule 14d-10 Matters	36

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER		37
4.1	Due Organization	37
4.2	Purchaser	37
4.3	Authority; Binding Nature of Agreement	38
4.4	Non-Contravention; Consents	38
4.5	Disclosure	38
4.6	Funds	39
4.7	Ownership of Company Common Stock	39
4.8	Litigation	39
4.9	Management Agreements	39
4.10	Financial Advisor	40
4.11	Independent Investigation	40

Article V CERTAIN COVENANTS OF THE COMPANY		40
5.1	Covenants of the Company	40
5.2	Confidentiality	44
5.3	Access and Investigation	44
5.4	No Solicitation	45

Article VI ADDITIONAL COVENANTS OF THE PARTIES		50
6.1	Filings and Approvals	50
6.2	Employee Benefits	53
6.3	Indemnification of Officers and Directors	54
6.4	Notification of Certain Matters	56
6.5	Stockholder Litigation	56
6.6	Disclosure	56
6.7	Section 16 Matters	56
6.8	Stock Exchange Delisting; Deregistration	57
6.9	Transfer Taxes	57
6.10	Rule 14d-10 Matters	57
6.11	Takeover Statutes	57
6.12	Control of the Company’s Business	57
6.13	Non-USRPHC Certificate and Notice	58

Article VII CONDITIONS PRECEDENT TO THE MERGER		58
7.1	No Restraints	58
7.2	Consummation of Offer	58

Article VIII TERMINATION		58
8.1	Termination	58
8.2	Effect of Termination	60

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8.3	Expenses; Termination Fees	60

Article IX MISCELLANEOUS PROVISIONS		62
9.1	Notices	62
9.2	Amendment	63
9.3	Waiver	63
9.4	No Survival of Representations and Warranties	63
9.5	Entire Agreement; No Reliance; Counterparts	63
9.6	Applicable Law; Jurisdiction; Specific Performance; Remedies; Waiver of Jury Trial	64
9.7	Third Party Beneficiaries	65
9.8	Assignability	65
9.9	Cooperation	65
9.10	Severability	66
9.11	Obligation of Parent	66
9.12	Construction	66
9.13	Non-Parties	67

Exhibit A	Certain Definitions

Exhibit B	Certificate of Incorporation of the Surviving Corporation

Annex I	Conditions of the Offer

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of November 5, 2018, by and among: ALTAIR ENGINEERING INC., a Delaware corporation (“Parent”); DALLAS MERGER SUB, INC., a Delaware corporation and a Subsidiary of Parent (“Purchaser”); and DATAWATCH CORPORATION, a Delaware corporation (the “Company”). Capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

WHEREAS, upon the terms and subject to the conditions of this Agreement, Purchaser has agreed to commence a cash tender offer (as it may be extended and amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (“Shares”) for thirteen dollars and ten cents ($13.10) per share of Company Common Stock (such amount, or any different amount per share paid pursuant to the Offer to the extent permitted under this Agreement, being the “Offer Price”), net to the seller in cash, without interest and less any applicable Tax withholdings;

WHEREAS, following the consummation of the Offer, upon the terms and conditions set forth herein and in accordance with Section 251(h) of the DGCL, Purchaser will be merged with and into the Company (the “Merger”) with the Company as the surviving corporation in the Merger (the “Surviving Corporation”), whereby (except as otherwise provided herein), upon the terms and subject to the conditions of this Agreement, (i) each issued and outstanding Share (other than Shares irrevocably accepted for purchase in the Offer, Shares owned by Parent or Purchaser as of both the commencement of the Offer and the Effective Time, Shares owned by the Company as of the Effective Time, and Dissenting Shares), will be converted into the right to receive the Offer Price, net to the seller in cash, without interest and less any applicable Tax withholdings and (ii) the Company shall become a wholly-owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the Company Board has unanimously (i) determined that this Agreement and the other transactions contemplated herein, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) agreed that the Merger shall be effected under Section 251(h) and other relevant provisions of the DGCL, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated herein, including the Offer and the Merger, in accordance with the DGCL, and (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer;

WHEREAS, the Board of Directors of Parent has, on the terms and subject to the conditions set forth herein, approved this Agreement, the Offer, the Merger and the other transactions contemplated herein;

WHEREAS, the Board of Directors of Purchaser has determined that, on the terms and subject to the conditions set forth herein, this Agreement, the Offer, the Merger and the other transactions contemplated herein are advisable and in the best interests of Purchaser and its stockholders, and has approved this Agreement, the Offer, the Merger and the other transactions contemplated herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, Parent and Purchaser have entered into agreements with the directors, executive officers and certain stockholders of the Company pursuant to which, among other things, such persons have, subject to the terms thereof, irrevocably agreed to tender in the Offer the Shares beneficially owned by each of them (each, a “Support Agreement” and collectively, the “Support Agreements”); and

WHEREAS, Parent, Purchaser and the Company acknowledge and agree that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Purchaser and the Company agree as follows:

ARTICLE I

THE OFFER

1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article VIII and that the Company has complied with its obligations under Section 1.2, as promptly as practicable after the date of this Agreement but in no event more than ten (10) business days after the date of this Agreement (or such later date as the parties may agree), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) Subject to the terms and conditions of this Agreement and to the satisfaction, or waiver (to the extent permitted under this Agreement) by Purchaser, of the conditions set forth in Annex I (collectively, the “Offer Conditions”) as of the Expiration Date in accordance with Section 1.1(d), Purchaser shall promptly on or after the Expiration Date accept for payment (such time of acceptance for payment, the “Offer Acceptance Time”) and pay (by delivery of funds to the Depository Agent) for all Shares validly tendered and not properly withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer. Parent shall on or prior to the Expiration Date provide or cause to be provided to Purchaser, on a timely basis, the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer. The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Purchaser effective as promptly as practicable after the Offer Acceptance Time.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) in accordance with the terms set forth in this Agreement, and with consummation thereof subject to the Minimum Condition and the other Offer Conditions. Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition other than the Minimum Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company (which consent may be withheld in the sole discretion of the Company), Purchaser shall not (A) decrease the Offer Price other than in accordance with Section 1.1(f), (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions to the Offer in addition to the Offer Conditions, (E) amend, modify or supplement any of the terms of the Offer or the Offer Conditions in a manner that adversely affects holders of Shares, (F) amend, modify or waive the Minimum Condition, or (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement. The Offer may not be terminated prior to the Expiration Date, unless this Agreement is terminated in accordance with Article VIII.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at one minute after 11:59 p.m. (Boston time) on the date that is twenty (20) business days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, is referred to as the “Expiration Date”).

(e) Notwithstanding any provision to the contrary contained in this Agreement but subject to the parties’ respective rights to terminate the Agreement pursuant to Article VIII, (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to 10 business days per extension, to permit such Offer Condition to be satisfied, (ii) Purchaser shall extend the Offer from time to time for: (A) any period required by any Law, any interpretation or position of the SEC or the staff thereof or any rules and regulations of the NASDAQ Stock Market (“NASDAQ”) applicable to the Offer, and (B) periods of up to 10 business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act or any applicable foreign Antitrust Law shall have expired or been terminated, (iii) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, at the request of the Company, Purchaser shall extend the Offer on one or more occasions for an additional period of up to 10 business days per extension, to permit such Offer Condition to be satisfied, and (iv) if the Company has delivered a Change of Status Notice to Parent, and the Company so requests, Purchaser shall extend the Offer on one or more occasions so that the Expiration Date does not occur earlier than two (2) business days immediately after the expiration of the Notice Period or Intervening Event Notice Period, as applicable; provided, however, that in no event shall Purchaser: (1) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of this Agreement in compliance with Section 8.1 and (y) the End Date (such earlier date, the “Extension Deadline”), (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company, or (3) be permitted, without the prior written consent of the Company, which shall not be unreasonably withheld, or required by the Company, to extend the Offer by periods exceeding an aggregate of 20 business days in the event that (x) the Company has not delivered to Parent a Change of Status Notice and (y) each Offer Condition (other than the Minimum Condition) shall have been satisfied or waived as of any then scheduled Expiration Date and the Minimum Condition shall not have been satisfied as of such scheduled Expiration Date. Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Section 8.1.

(f) The Offer Price shall be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and at or prior to the Offer Acceptance Time, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 1.1(f) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g) Nothing in this Section 1.1 shall be deemed to impair, limit or otherwise restrict the right of the Company, Purchaser or Parent to terminate this Agreement pursuant to Section 8.1. In the event that this Agreement is terminated pursuant to the terms hereof, Purchaser shall (and Parent shall cause Purchaser to) as promptly as practicable irrevocably and unconditionally terminate the Offer, shall not acquire any Shares pursuant to the Offer and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(h) As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. Parent and Purchaser agree that they shall cause the Schedule TO and all exhibits, amendments or supplements thereto (which together constitute the “Offer Documents”) filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Laws. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to use all reasonable efforts to promptly cause the Offer Documents as so corrected to be filed with the SEC and to promptly be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company shall promptly furnish in writing or otherwise make available to Parent, Purchaser or Parent’s legal counsel in writing any information concerning the Acquired Entities and, to the extent reasonably available to the Company, their stockholders or other equity owners that is required in connection with any action contemplated by this Section 1.1(h). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC, and Parent and Purchaser shall give due consideration to any such comments. Parent and Purchaser agree to provide the Company and its counsel with any comments (including a summary of any oral comments) that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments (and shall give the Company prompt telephonic notice of any material discussions with the SEC or its staff), and the Company and its counsel shall be given reasonable opportunity to review and comment on any response to such comments prior to the submission thereof. Parent and Purchaser shall give due consideration to any such comments, and, to the extent permissible and, in Parent’s reasonable judgment, feasible under the circumstances, shall allow the Company and/or its counsel to participate in any meetings with the SEC or its staff with respect thereto. Each of Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(i) For purposes of this Agreement, and the Offer, unless otherwise mutually agreed to by the Company and Purchaser, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the Shares underlying such notices of guaranteed delivery are delivered to Purchaser or to an agent of Purchaser.

1.2 Company Actions.

(a) The Company hereby approves of and consents to the Offer and represents that the Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Offer, the Merger and the other transactions contemplated herein are in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement, the Offer, the Merger and the other transactions contemplated herein in accordance with the requirements of the DGCL and (iii) resolved to recommend that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer (the actions taken by the Company Board set forth in clauses (i), (ii) and (iii), the “Company Board Recommendation”). Subject to Section 5.4, the Company hereby consents to the inclusion of a description of the Company Board Recommendation (including the reasons therefor) in the Offer Documents.

(b) As promptly as practicable subsequent to the commencement of the Offer, following the filing of the Schedule TO (and in any event within two business days after the filing of the Schedule TO), the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable Law, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 5.4, shall contain the Company Board Recommendation. Parent and Purchaser shall promptly furnish to the Company in writing all information concerning Parent and Purchaser required by applicable Law for inclusion in the Schedule 14D-9. The Company agrees that it will cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Laws. The Schedule 14D-9 shall also contain the notice of appraisal rights required to be delivered by the Company under Section 262(d)(2) of the DGCL in connection with a merger effected pursuant to Section 251(h) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC. The Company shall set the record date for the Company’s stockholders to receive such notice of appraisal rights as the same date as the Stockholder List Date and shall disseminate the Schedule 14D-9 including such notice of appraisal rights to the Company’s stockholders to the extent required by Section 262(d) of the DGCL. The Company agrees to respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9 and each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to use all reasonable efforts to cause the Schedule 14D-9 as so corrected to promptly be filed with the SEC and to promptly be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC, and the Company shall give due consideration to any such comments. The Company agrees to provide Parent and its counsel with any comments (including a summary of any oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments (and shall give Parent prompt telephonic notice of any material discussions with the SEC or its staff), and the Parent and its counsel shall be given reasonable opportunity to review and comment on any response to such comments prior to the submission thereof. The Company shall give due consideration to any such comments, and, to the extent permissible and, in the Company’s reasonable judgment, feasible under the circumstances, shall allow Parent and/or its counsel to participate in any meetings with the SEC or its staff with respect thereto.

(c) In connection with the Offer, the Company shall (or shall cause its transfer agent to) promptly (and in sufficient time to enable Purchaser to commence the Offer within the time period specified in Section 1.1(a)) furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer (the date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to the requirements of applicable Law and provided that (i) the Company shall not have made an Adverse Change Recommendation and (ii) this Agreement shall not otherwise have been terminated, the Company shall use its commercially reasonable efforts to make solicitations and recommendations to the record holders and beneficial owners of Shares for purposes of causing the Minimum Condition to be satisfied. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated herein, Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, listings and files, with such being subject to the Confidentiality Agreement, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request by the Company, deliver, and shall use their reasonable efforts to cause their agents to deliver, to the Company or destroy all copies and any extracts or summaries from such information then in their possession or control.

ARTICLE II

MERGER TRANSACTION

2.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Purchaser shall consummate the Merger, whereby Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger, and the separate corporate existence of the Company, with all its rights, privileges, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Article II.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.3 Closing; Effective Time. Unless this Agreement shall have been terminated pursuant to Article VIII, and unless otherwise mutually agreed to in writing among the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place at the offices of Choate, Hall & Stewart LLP, Two International Place, Boston, Massachusetts 02110, at 9:00 a.m. local time as soon as practicable following the Offer Acceptance Time, subject to the satisfaction or, to the extent permitted by applicable Law, the waiver of the conditions set forth in Article VII by the parties entitled thereto, but in any event no later than the first (1st) business day after the satisfaction or such waiver of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the date on which the Closing occurs, the “Closing Date”). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, concurrently with or as soon as practicable following the consummation of the Closing, delivered by Parent or Purchaser to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties hereto and specified in the certificate of merger (such date and time, the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and the Purchaser, all as provided in the DGCL.

2.4 Merger Without Meeting of Stockholders. The Merger shall be governed by Section 251(h) of the DGCL. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer (but in any event within one (1) business day of the date on which the Offer Acceptance Time occurs), without a meeting of stockholders of the Company in accordance with Section 251(h) of the DGCL.

2.5 Certificate of Incorporation and Bylaws; Directors and Officers. The Company shall take all necessary action to cause the members of the Company Board immediately prior to the Effective Time to resign effective immediately prior to the Effective Time. Unless otherwise agreed to by the Company and Parent prior to the Effective Time, at the Effective Time:

(a) the certificate of incorporation of the Company immediately prior to the Effective Time shall be, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of Company Common Stock, amended and restated in its entirety as set forth in Exhibit B hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with such certificate of incorporation and applicable Law;

(b) subject to Section 6.3(b), the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser shall be replaced with references to the name reflected in Exhibit B hereto; and

(c) the director of Purchaser immediately prior to the Effective Time shall be the initial director of the Surviving Corporation, to hold office in accordance with the charter and bylaws of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until such director’s or officer’s earlier death, resignation or removal.

2.6 Conversion of Shares.

(a) At the Effective Time, as a result of the Merger and without any further action on the part of the Company, Parent, Purchaser or the holder of any capital stock of Parent, Purchaser or the Company:

(i) Each Share issued and outstanding immediately prior to the Effective Time, other than (A) Shares that are cancelled pursuant to clause (iv) or (v) below and (B) Shares that are owned by stockholders (“Dissenting Stockholders”) who have properly demanded in compliance in all respects with Section 262 of the DGCL and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to such Shares (shares described in the foregoing clauses (A) and (B), collectively, “Excluded Shares”), shall be converted into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”) without interest and less any applicable Tax withholdings. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and each non-certificated Share represented by book entry (a “Book Entry Share”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest and less any applicable Tax withholdings, and each Certificate formerly representing Shares or Book Entry Shares owned by Dissenting Stockholders shall thereafter only represent such rights as are provided by Section 262 of the DGCL to a holder thereof.

(ii) Each Dissenting Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder of such Dissenting Share may have under Section 2.8.

(iii) At the Effective Time, each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(iv) Any Shares then owned by the Company or any Shares owned both at the commencement of the Offer and at the Effective Time by any direct or indirect wholly owned Subsidiary of the Company shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(v) Any Shares (a) irrevocably accepted for purchase in the Offer or (b) owned both at the commencement of the Offer and at the Effective Time by Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of Parent, shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Without duplication of any adjustment made pursuant to Section 1.1(f), the Merger Consideration shall be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and at or prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 2.6(b) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement. For the avoidance of doubt, the Merger Consideration, as adjusted pursuant to this Section 2.6(b), shall equal the Offer Price, as adjusted pursuant to Section 1.1(f).

2.7 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Offer Acceptance Time, Parent shall designate a single bank or trust company reasonably acceptable to the Company to act both as agent (in such capacity, the “Depository Agent”) for the holders of Shares to receive the funds to which holders of such Shares shall become entitled pursuant to Section 1.1(b) and to act as agent (in such capacity, the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such Shares shall become entitled pursuant to Section 2.6. The agreement or agreements pursuant to which Parent shall appoint the Depository Agent and Paying Agent shall be in form and substance reasonably acceptable to the Company. At or prior to the Offer

Acceptance Time, Parent shall deposit, or shall take all steps necessary to enable and cause Purchaser to deposit, with the Depository Agent cash sufficient to make payment of the cash consideration payable pursuant to Section 1.1(b) and with the Paying Agent cash sufficient to make payment of the cash consideration payable pursuant to Section 2.6 (together, the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, that (i) no such investment or losses thereon shall relieve Parent from making the payments required by Article I or this Article II or affect the amount of the aggregate Offer Price or the Merger Consideration payable in respect of the Shares and following any losses, or if for any other reasons the Payment Fund shall not be sufficient to make prompt payment of the Offer Price or Merger Consideration (including as a result of Dissenting Shares losing their status as such), Parent shall promptly provide additional funds to the Paying Agent in the amount of any such losses or any other amount necessary so that the Payment Fund is sufficient to make prompt payment of the aggregate Offer Price and Merger Consideration, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than three (3) months or guaranteed by, and backed by the full faith and credit of, the United States of America. Any and all interest or other amounts earned with respect to such funds shall become part of the Payment Fund, and any amounts in excess of the amounts payable in connection with the Offer or under Section 2.6 shall be promptly returned to either Parent or the Surviving Corporation. The Payment Fund shall not be used for any purpose not contemplated by this Section 2.7. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Depository Agent and the Paying Agent, in connection with the exchange of Shares and the payment of the Merger Consideration in respect of the Shares.

(b) Promptly after the Effective Time (but in any event within five (5) business days after the Effective Time), Parent and the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.6 (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates or non-certificated Shares represented by Book Entry Shares pursuant to such letter of transmittal. Upon surrender to the Paying Agent of Certificates or Book Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book Entry Shares, and such Certificates and Book Entry Shares shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation, Parent and the Paying Agent that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book Entry Shares shall only be made to the Person in whose name such Book Entry Shares are registered.

(c) At any time following the one year anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Law) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates or Book Entry Shares held by them. Notwithstanding the foregoing, neither Parent, Purchaser, the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book Entry Shares for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Law. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Book Entry Shares.

(e) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law. If, after the Effective Time, any Certificate or Book Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer in accordance with this Section 2.7, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Section 2.7. No Merger Consideration shall be paid to the holder of any unsurrendered Certificate or Book Entry Share until the surrender of such Certificate or Book Entry Share in accordance with this Section 2.7.

(f) Notwithstanding anything to the contrary herein, the Surviving Corporation, Parent and Purchaser shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the Offer Price or Merger Consideration payable to any holder of Shares such amounts as it is required by any Law to deduct and withhold with respect to Taxes and shall remit such amounts to the appropriate Governmental Body in accordance with applicable Law. To the extent that amounts are so withheld and paid to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an effective affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, which shall include an agreement to indemnify and defend and hold harmless Parent, the Surviving Corporation and the Paying Agent from and against any and all costs, claims, losses, judgments, damages, counsel fees, expenses and liabilities whatsoever which each may suffer, sustain or incur in connection with the failure of any statement, representation or warranty set forth in such affidavit, any payment for or transfer, exchange or delivery of such Certificate and such Person’s inability to locate such Certificate, and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.7(f)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate that have been surrendered multiplied by the per Share Merger Consideration.

2.8 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands and perfects appraisal rights for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL and who, as of the Effective Time, has neither effectively withdrawn nor lost such holder’s appraisal rights under the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive Merger Consideration and shall entitle such holder only to such rights as are provided by Section 262 of the DGCL, unless such holder fails to perfect or waives, withdraws or otherwise loses such holder’s right to appraisal of its Shares. If after the Effective Time such holder fails to perfect or waives, withdraws or loses such holder’s right to appraisal with respect to any Dissenting Shares held by such holder, each such Dissenting Share shall be treated as if it had never been a Dissenting Share and been converted as of the Effective Time into a right to receive the Merger Consideration without any interest thereon (less any amounts entitled to be deducted or withheld pursuant to Section 2.7(f)). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, withdrawals of such demands and any other instruments or documents served pursuant to Section 262 of the DGCL, in each case prior to the Effective Time, and Parent shall have the right to direct and participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands, approve any withdrawal of such demands or agree or commit to do any of the foregoing.

2.9 Company Equity Awards.

(a) At the Effective Time, each outstanding Company Option, shall, automatically and without any required action on the part of the holder thereof, be canceled and instead represent solely the right to receive, in accordance with the terms of this Agreement and the Company Equity Plan, the applicable Option Consideration with respect to such Company Option (which may be, and shall not be less than, zero). The cash payment, if any, contemplated by this Sections 2.9(a) in cancellation and settlement of each outstanding Company Option (to the extent unexercised as of the Effective Time) shall be payable by Parent in a lump sum (net of any withholding Taxes required to be deducted and withheld by applicable Law) through the Company’s payroll system or by check no later than the first payroll period after the Effective Time.

(b) At the Effective Time, each Company RSU that is outstanding and vested immediately prior to the Effective Time (after giving effect to any vesting that is contingent upon the completion of the Merger) shall, automatically and without any required action on the part of the holder thereof, be canceled and instead represent solely the right to receive, in accordance with the terms of this Agreement and the Company Equity Plan, the Merger Consideration with respect to the Shares that would otherwise have been issuable upon settlement of the vested portion of such Company RSU (less applicable Tax withholdings). The payment, if any, contemplated by this Section 2.9(b) with respect to each outstanding Company RSU to the extent vested as of the Effective Time (after giving effect to any vesting that is contingent upon the completion of the Merger) shall be payable (without any crediting of interest for the period from the Effective Time through the date of payment) by Parent in a lump sum through the Company’s payroll system or by check on the first regular payroll date following the Effective Time, subject to applicable Tax withholding requirements.

(c) At the Effective Time, each Company RSU that is outstanding and unvested immediately prior to the Effective Time (after giving effect to any vesting that is contingent upon the completion of the Merger) shall be converted into and become a substitute right or award to receive (without interest), subject to the terms and conditions of this Section 2.9(c), an amount in cash (less applicable Tax withholdings), equal to the product of (i) the Offer Price and (ii) the number of Shares underlying the unvested portion of such Company RSU. The payment, if any, contemplated by this Section 2.9(c) with respect to such substitute right or award with respect to each outstanding Company RSU to the extent unvested as of the Effective Time (after giving effect to any vesting that is contingent upon the completion of the Merger) shall be payable (without any crediting of interest for the period from the Effective Time through the date of payment) by Parent in a lump sum through the Company’s payroll system or by check on or after the date that such Company RSU would have otherwise vested in accordance with its terms (and in any event not later than the earlier of (1) December 31st of the year during which such vesting date occurs or (2) the first regular payroll date following the date of termination for any such employee) but only if such conditions to vesting are satisfied prior to such vesting date; provided that if the employment or service of such grantee of such Company RSU is terminated by the Surviving Corporation or its affiliates prior to such vesting date under conditions that would have accelerated the vesting of such Company RSU had it remained outstanding, then such vesting shall be accelerated as of the date of such termination of employment or service.

2.10 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in the Company SEC Documents filed or furnished with the SEC and publicly available since October 1, 2017 and not less than five (5) business days prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the fifth (5th) business day prior to the date of this Agreement), other than information that is (i) contained in the risk factors sections of such Company SEC Documents, (ii) in any forward-looking statements in such Company SEC Documents, or (iii) cautionary, predictive or forward-looking in nature, contained in such Company SEC Documents (it being agreed and understood that nothing disclosed in the Company SEC Documents shall be deemed to modify Section 3.3); or (b) set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection), the Company hereby represents and warrants to Parent and Purchaser as follows:

3.1 Due Organization; Subsidiaries, Etc.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority necessary to own, lease and operate all of the properties and assets that it purports to own, lease and operate and to carry on its business as now conducted. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except for those jurisdictions where failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and indicates its jurisdiction of organization. No Acquired Entities own any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Section 3.1(b) of the Company Disclosure Letter. If any Entity is identified in Section 3.1(b) of the Company Disclosure Letter, Section 3.1(b) of the Company Disclosure Letter accurately describes the capital stock or other equity interest that the Company owns in such Entity.

(c) Except as set forth in Section 3.1(c) of the Company Disclosure Letter, each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and, where applicable, in good standing (except for, in the case of good standing, any jurisdiction that does not recognize such concept) under the laws of its jurisdiction of incorporation or organization, has all corporate or other organizational power and authority necessary to own, lease and operate all of the properties and assets that it purports to own, lease and operate and to carry on its business as now conducted, is duly licensed or qualified to do business as a foreign Entity and is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except for such failures to be so organized, qualified, licensed or in good standing that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each of the Acquired Entities, including all amendments thereto, as in effect on the date hereof. The Acquired Entities’ certificates of incorporation, bylaws or other charter and organizational documents so delivered are in full force and effect and no Acquired Entity is in violation of the provisions thereof.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 20,000,000 Shares, of which 12,736,747 Shares were issued and outstanding as of the close of business on October 31, 2018 and 14,246 Shares were held in the treasury of the Company on October 31, 2018 and (ii) 1,000,000 shares of Company Preferred Stock, of which no shares are issued or outstanding.

(b) Section 3.3 of the Company Disclosure Letter set forth a true and accurate list of: (i) the number of shares of Company Common Stock issued under the Company Equity Plan, (ii) the number of shares of Company Common Stock subject to outstanding Company Options held by each holder of such Company Options (with each such holder named therein), (iii) the number of shares of Company Common Stock subject to outstanding Company RSUs held by each holder of such Company RSUs (with each such holder named therein), (iv) the number of shares of Company Common Stock subject to vested outstanding Company Options held by each holder of such Company Options (with each such holder named therein) and the number of shares of Company Common Stock subject to Company Options that will vest as a result of the Merger held by each holder of such Company Options (with each such holder named therein), (v) the number of shares of Company Common Stock subject to vested outstanding Company RSUs held by each holder of such Company RSUs (with each such holder named therein) and the number of shares of Company Common Stock subject to Company RSUs that will vest as a result of the Merger held by each holder of such Company RSUs (with each such holder named therein), (vi) the exercise price of each outstanding Company Option described therein, (vii) the number of shares of Company Common Stock reserved for future issuance under the Company Equity Plan and (viii) the number of shares of Company Common Stock otherwise reserved for issuance. The Company has made available to the Parent complete and accurate copies of (A) the Company Equity Plan, (B) all forms of stock option agreements evidencing outstanding Company Options and (C) all forms of agreements evidencing outstanding Company RSUs.

(c) Except as set forth in Section 3.3 of the Company Disclosure Letter or as reserved for future grants under the Company Equity Plan, as of the date of this Agreement, (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, equity securities, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement and (iii) there are no outstanding Company-issued contingent value rights or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Except as contemplated by this Agreement or described in Section 3.3 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or is bound by any agreements with respect to the voting (including voting trusts and proxies) or sale or transfer of any shares of capital stock or other equity interests of the Company. Except as contemplated by this Agreement or described in Section 3.3 of the Company Disclosure Letter, and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued prior to the Effective Time, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter Documents or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries, or (ii) to provide funds to or make any investment (in the form of a loan, capital contribution or similar financing arrangement) in the Company or any of its Subsidiaries. Except as described in Section 3.3 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to any agreement, arrangement or obligation, contingent or otherwise, restricting the transfer of, affecting the voting rights of, requiring the registration for sale of, granting any preemptive or antidilutive rights with respect to, or containing any right of first refusal with respect to, any equity securities or Indebtedness of the Company or any of its Subsidiaries.

(f) All of the outstanding shares of capital stock of and other voting or equity interests in each of the Company’s Subsidiaries have been and are duly authorized and validly issued, fully paid and nonassessable and are owned beneficially and of record wholly by the Company or one of the Company’s wholly-owned Subsidiaries, free and clear of any Encumbrances except for any Encumbrances under applicable securities Laws. No shares of capital stock of any of the Company’s Subsidiaries are subject to or were issued in violation of the preemptive rights of any stockholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, the organizational documents of any of the Company’s Subsidiaries or any agreement to which the Company or any of its Subsidiaries is a party or otherwise bound. There are no issued or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in any of the Company’s Subsidiaries (other than those held by the Company or any of the Company’s Subsidiaries), (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (iii) warrants, calls, options or other rights to acquire from any of the Company’s Subsidiaries, or other obligation of any of the Company’s Subsidiaries to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in any of the Company’s Subsidiaries, or (iv) Company Subsidiary-issued restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of any of the Company’s Subsidiaries (the items in clauses (i) through (iv) being referred to collectively as the “Subsidiary Securities”). Neither the Company nor any of its Subsidiaries are a party to any agreement (voting or otherwise) with respect to any Subsidiary Securities. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities.

3.4 SEC Filings; Financial Statements.

(a) Since October 1, 2015, the Company has filed or furnished, as applicable, on a timely basis all reports, schedules, forms, proxy statements, registration statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished, as applicable, with the SEC by the Company (such documents, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file or furnish any reports with the SEC pursuant to the Exchange Act. As of their respective SEC filing dates (and in the case of any registration statements, as of the effective dates thereof), the Company SEC Documents complied, or if filed or furnished or to become effective subsequent to the date of this Agreement, will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as amended (together with the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), as the case may be. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case giving effect to any amendments thereto filed or furnished prior to the date hereof, and any Company SEC document filed or furnished with the SEC subsequent to the date of this Agreement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Subject to any comments that the SEC staff may make subsequent to the date hereof with respect to the Offer Documents or the Schedule 14D-9 and subject to any review or investigation that the SEC may initiate subsequent to the date hereof with respect to the Offer Documents or the Schedule 14D-9, (i) there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents and (ii) to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any related notes and schedules thereto) included in the Company SEC Documents (i) complied at the time they were filed, or in the case of any such financial statements filed after the date of this Agreement, will comply, as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared, or in the case of any such financial statements filed after the date of this Agreement, will be prepared, in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), (iii) in the case of such audited consolidated financial statements, fairly present (except as may be indicated in the notes thereto), or in the case of any such financial statements filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods presented therein, in conformity with GAAP, (iv) in the case of such unaudited consolidated interim financial statements, fairly present (except as may be indicated in the notes thereto), or in the case of any such financial statements filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods presented therein (subject to normal year-end adjustments) and (v) were prepared, or in the case of any such financial statements filed after the date of this Agreement, will be prepared, in accordance with the books and records of the Company and its Subsidiaries.

(c) The Company has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s system of internal control over financial reporting is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. Since October 1, 2015, the Company has not identified (x) any material weakness (as defined in Rule 12b-2 of the Exchange Act in the design or operation of internal controls which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, (y) any significant deficiency (as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated or (z) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(d) The Company maintains effective disclosure controls (as defined by Rule 13a-15 or 15d-15 under the Exchange Act) designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company (including information regarding the Company’s Subsidiaries) in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Since October 1, 2015, the Company has not received any material complaint, allegation, assertion or claim regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls.

(e) None of the Acquired Entities is a party to or has any obligation or other commitment to become a party to any securitization transaction, joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Acquired Entities, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Acquired Entity in any Acquired Entity’s published financial statements or other Company SEC Documents. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of the Company prohibited by Section 402 of the Sarbanes-Oxley Act.

3.5 Absence of Changes.

(a) Since July 1, 2018 through the date of this Agreement (and other than in relation to the negotiation and execution of this Agreement), the Acquired Entities have conducted their business in the Ordinary Course of Business, and during such period none of the Acquired Entities has undertaken or effected, or authorized or agreed to undertake or effect, any action that, if taken or effected after the date of this Agreement, would require Parent’s consent pursuant to Sections 5.1(a), 5.1(c), 5.1(d), 5.1(e), 5.1(g), 5.1(h), 5.1(i), 5.1(k), 5.1(l), 5.1(m), 5.1(n), 5.1(p), 5.1(q), 5.1(r) or 5.1(s).

(b) Since July 1, 2018 through the date of this Agreement, there has not been any change, event, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.6 Title to Assets. The Acquired Entities have good and marketable title to all assets owned by them, and valid leasehold interests in all assets leased by them, that are material to the Company’s business as conducted on the date hereof, including such assets (other than capitalized leases) reflected on the audited balance sheet in the Annual Report on Form 10-K for the fiscal year ended September 30, 2017 (the “Balance Sheet”) filed by the Company with the SEC (except for assets sold or otherwise disposed of in the Ordinary Course of Business since the date of such Balance Sheet, which, for the avoidance of doubt, are not material to the conduct of the business of the Company and its Subsidiaries). Notwithstanding the foregoing, it is understood and agreed that matters regarding Intellectual Property are not addressed in this Section 3.6.

3.7 Real Property; Equipment.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.7(b) of the Company Disclosure Letter sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (the “Real Property”), (ii) the address for each Real Property and (iii) current rent amounts payable by the Company or its Subsidiaries related to such Real Property. All of the leases, subleases and other occupancy agreements (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) (each, a “Real Property Lease”) to which the Company or any of its Subsidiaries is a party and which relates to the Real Property are valid, subsisting, binding, and enforceable obligations of the Company or one of its Subsidiaries and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any Real Property Lease is in material default under any of the Real Property Leases. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has made available to Parent complete and accurate copies of all Real Property Leases.

3.8 Intellectual Property.

(a) To the Company’s knowledge, the Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary and material to conduct the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs). Section 3.8(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of all of the following Intellectual Property that is owned or purported to be owned by or exclusively licensed to the Company and its Subsidiaries: (i) material patents and patent applications, (ii) registered trademarks and pending applications for registration of trademarks, (iii) Internet domain names, (iv) registered copyrights and pending applications for registration of copyrights, and (v) material unregistered trademarks (for which there are no pending applications).

(b) To the Company’s knowledge, (i) all Company Intellectual Property is owned by the Company or one of its Subsidiaries, and Company and its Subsidiaries have valid and enforceable rights to use all Intellectual Property necessary and material to conduct the business of the Company and its Subsidiaries as currently conducted, free and clear of all Encumbrances other than Permitted Encumbrances; provided that the foregoing shall not be deemed to be a representation and warranty of non-infringement, and (ii) all patents and registrations for trademarks, service marks and copyrights included in the Company Intellectual Property are subsisting, in full force and effect and enforceable, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable law affecting creditors’ rights generally and by general principles of equity and have not expired or been canceled. To the Company’s knowledge, as of the date of this Agreement, no Company Intellectual Property is involved in any interference, reissue, reexamination, opposition, or cancellation. All necessary registration, maintenance, renewal and other relevant filing fees have been timely paid.

(c) To the Company’s knowledge, the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, does not infringe, violate or constitute a misappropriation of, and as conducted since October 1, 2015, has not infringed, violated or constituted a misappropriation of, any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Section 3.8(c) of the Company Disclosure Letter, since October 1, 2015 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, priority, validity or enforceability of any Company Intellectual Property, except, in each case in clauses (i) and (ii), for any such infringement, violation, misappropriation or challenge that would not reasonably be expected to result in a Material Adverse Effect.

(d) The Company and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential.

(e) To the Company’s knowledge, no third party is infringing, violating or misappropriating any Company Intellectual Property and, as of the date of this Agreement, no Company Intellectual Property is subject to any outstanding Order, stipulation, settlement, consent, covenant not to sue or other disposition of dispute that adversely restricts the use, licensing, transfer or registration of, or adversely affects the validity, scope, use, registerability or enforceability of the Company’s and its Subsidiaries’ rights to, any Company Intellectual Property.

(f) Section 3.8(f) of the Company Disclosure Letter contains a list of Open Source Code and the license under which such Open Source Code has been incorporated into or integrated with any product or service sold, distributed or made available by the Company and its Subsidiaries. Except as, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries have used Open Source Code in such a way that creates or purports to create any obligations for the Company or any of its Subsidiaries to freely license, publicly distribute, or dedicate to the public any product or service offered by the Company or any of its Subsidiaries.

(g) No past or present director, officer or employee of the Company or any of its Subsidiaries owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any Company Intellectual Property. Neither the Company nor any of its Subsidiaries utilizes any material Intellectual Property rights of any of its or their current or former employees, contractors, or consultants (or Persons it or they currently intends to hire), except for any such Intellectual Property rights that have been assigned to the Company and its Subsidiaries, except as would not reasonably be expected to result in a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all current and former employees, contractors, and consultants of the Company or any of its Subsidiaries who contributed to the creation, development, invention, modification, or improvement of any material Company Intellectual Property for or on behalf of the Company or any of its Subsidiaries during the course of their employment or engagement with the Company or any of its Subsidiaries have duly executed and delivered agreements with the Company or its Subsidiaries, as applicable, assigning to the Company or its Subsidiaries all such Company Intellectual Property conceived or reduced to practice during the course of their employment or engagement by the Company or its Subsidiaries, or such Company Intellectual Property has otherwise been assigned to, or is validly owned by, the Company or its Subsidiaries by operation of law or otherwise. To the Company’s knowledge, no Person who has contributed to the creation, invention, modification, or improvement of any material Company Intellectual Property purportedly owned by the Company or any of its Subsidiaries, in whole or in part, was or is under any conflicting obligation with any third party that would affect the Company’s or its Subsidiaries’ title to or right to use any such Company Intellectual Property.

(h) Since October 1, 2015, to the knowledge of the Company, (i) there have been no security breaches in the information technology systems of, used by or affecting the business of the Company and its Subsidiaries and (ii) there have been no disruptions in any information technology systems that adversely affected the business of the Company and its Subsidiaries, except in each case, as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) Since October 1, 2015: (i) there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company and its Subsidiaries (collectively, the “Company Systems”) that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the businesses of the Company or its Subsidiaries, and (ii) to the knowledge of the Company, there have not been any incidents of unauthorized access or other security breaches of the Company Systems, except in each case for any such failures, breakdowns, substandard performance or other events which, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect.

(j) To the extent that the Company or its Subsidiaries have placed Source Codes in escrow, the agreements providing for the release of such Source Codes to third-parties under enumerated circumstances (i) provide that such Source Codes may be utilized by such third-parties solely for the purpose of continuing the benefits afforded to such third-parties by the applicable license agreement between such third-parties and the Company or its Subsidiaries and (ii) prohibit such third-parties from making derivatives of such Source Codes and from commercially exploiting such Source Codes.

3.9 Contracts.

(a) Section 3.9 of the Company Disclosure Letter lists each of the following types of Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof or by which any of their respective properties or assets is bound as of the date hereof:

(i) each Contract or group of related Contracts with the same party for the purchase of products or services by the Company or any of its Subsidiaries with a contractually committed undelivered balance in any calendar year in excess of $100,000, other than any such Contract that is terminable by the Company or such Subsidiary on notice of 90 days or less with an aggregate liability to the Company and its Subsidiaries of less than $50,000;

(ii) each Contract or group of related Contracts with the same party for the sale of products or services by the Company or any of its Subsidiaries with a contractually committed undelivered balance in any calendar year in excess of $50,000, other than any such Contract that is terminable by the Company or such Subsidiary on notice of 90 days or less with an aggregate liability to the Company and its Subsidiaries of less than $15,000;

(iii) each Contract for the sale of any capital assets with a sale price in excess of $100,000;

(iv) each Contract for capital expenditures with a remaining unpaid balance in excess of $100,000;

(v) each Contract providing for any surety bond or letter of credit in excess of $100,000 required to be maintained by the Company or any of its Subsidiaries;

(vi) any non-competition or other Contract that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in any business material to the Company and its Subsidiaries, taken as a whole, anywhere in the world and any Contract requiring the Company or any of its Subsidiaries to conduct any business of a “most favored nations” basis with any third party or to purchase a minimum quantity of goods or services;

(vii) each Contract providing for the establishment or operation of a partnership or joint venture with any third party, excluding reseller and OEM Contracts entered into in the Ordinary Course of Business;

(viii) each license pursuant to which the Company or any of its Subsidiaries (A) grants to any third party either the exclusive right to use any Company Intellectual Property or any right to use any Source Code included in the Company Intellectual Property, or (B) is granted by any third party the right to use any material Intellectual Property included in the Company’s products (excluding generally commercially available, off-the-shelf software programs);

(ix) any Contract relating to Indebtedness (other than intercompany Indebtedness owed by the Company or any wholly owned Subsidiary to any other wholly owned Subsidiary, or by any wholly owned Subsidiary to the Company) of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $250,000;

(x) any Contract that grants any right of first refusal, right of first offer, put, call or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(xi) any Contract entered into on or after January 1, 2017 that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions in the Ordinary Course of Business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person, and with any outstanding obligations as of the date hereof, in each case with a value in excess of $150,000;

(xii) any Contract with an affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(xiii) any employment or consulting Contract with any current or former (A) executive officer of the Company or any of its Subsidiaries, (B) member of the Company’s Board or any member of the board of directors of any Subsidiary or (C) any employee or consultant of the Company or any of its Subsidiaries providing for an annual base salary or payment in excess of $150,000; provided that disclosure shall not be required of any offer letter that does not provide the recipient thereof with a contractual entitlement, other than an entitlement that has been fulfilled by the Company or any of its Subsidiaries;

(xiv) any employee collective bargaining agreement or other Contract with any labor union; and

(xv) each “material contract” as described in Item 601(b)(10) of the SEC’s Regulation S-K.

(b) Each contract, arrangement, commitment or understanding of the type described in Section 3.9 of the Company Disclosure Letter, whether or not set forth in Section 3.9 of the Company Disclosure Letter, is referred to herein as a “Material Contract.” Except Material Contracts that have expired or terminated by their terms, all of the Material

Contracts are valid and binding on the Company or any Subsidiary of the Company, as the case may be, and, to the knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable law affecting creditors’ rights generally and by general principles of equity. No Acquired Entity has, and to the knowledge of the Company, none of the other parties thereto have, violated in any material respect any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a material default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect and no Acquired Entity has received written notice of any of the foregoing. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

3.10 Liabilities. The Acquired Entities have no liabilities or obligations, whether or not accrued, contingent or otherwise, required by GAAP or the applicable rules and regulations of the SEC to be reflected on the consolidated balance sheet of the Company or the notes thereto, except for: (a) liabilities and obligations reflected on the Balance Sheet (including any related notes); (b) liabilities and obligations incurred in the Ordinary Course of Business since the date of the Balance Sheet; (c) liabilities and obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (d) liabilities and obligations incurred in connection with the Offer, the Merger and the other transactions contemplated herein.

3.11 Compliance with Law.

(a) Each Acquired Entity is and, since October 1, 2015, has been, in compliance in all material respects with all applicable Law. None of the Acquired Entities has received any written notice since October 1, 2015 that remains unresolved (i) of any material administrative, civil or criminal investigation or material audit by any Governmental Body relating to the Company or any of its Subsidiaries or (ii) from any Governmental Body alleging that the Company or any of its Subsidiaries are not in compliance with any applicable Law in any material respect.

(b) None of the Company, any of its Subsidiaries, nor any director, officer or, to the knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has, within the past five (5) years, (i) made any unlawful contributions, gifts, entertainment or other unlawful payments relating to an act by any Governmental Body or any political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or otherwise violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, money-laundering or similar matters, (iv) been subject to any Legal Proceedings or Order relating to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other Law relating to anti-corruption, bribery, money-laundering or similar matters or (v) established or maintained an unlawful fund of corporate monies or other properties. Within the past five (5) years, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Body that it violated or may have violated any Law relating to anti-corruption, bribery, money-laundering or similar matters. To the knowledge of the Company, no Governmental Body is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, money-laundering or similar matters.

(c) Since October 1, 2015, to the knowledge of the Company, none of the Acquired Entities has been a party to any contract or bid with, and has not conducted business or participated in any transaction involving, directly or indirectly, any Prohibited Persons.

3.12 Regulatory Matters. The Acquired Entities have obtained all material approvals, authorizations, certificates, registrations, licenses, exemptions, variances, clearances, commissions, permits, consents, permissions, qualifications, orders and other rights from, and have made all declarations, notices, and filings with, all applicable Governmental Bodies (collectively, “Authorizations”) necessary for them to lawfully own, lease and operate their respective properties and assets and conduct their respective businesses as presently conducted, and all such Authorizations (i) are in full force and effect, (ii) are not subject to any Legal Proceeding that could result in any modification, termination or revocation of any Authorization and, to the Company’s knowledge, no suspension or cancellation of any such Authorizations is threatened in writing and (iii) are in compliance with the terms and requirements of all Authorizations, except for such Authorizations the absence or the failure of which to be in full force and effect, the modification, termination or revocation of, suspension or cancellation of, or non-compliance with, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.13 Privacy.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Acquired Entities has at all times complied, and as of the date hereof is in compliance, with (i) all applicable Privacy Laws with regard to the transmission, storage, collection and use of Personal Information, (ii) all obligations to third parties with respect to Personal Information, and (iii) all of its Privacy Policies. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since October 1, 2015, each of the Acquired Entities has taken appropriate measures to ensure that the Company Data is secure and protected against loss, damage, alteration, and unauthorized disclosure, access and processing. Without limiting the foregoing: (i) to the extent required by any Privacy Law (x) each Acquired Entity has maintained and posted privacy policies or notices providing notice of the Acquired Entity’s privacy, data protection and data security practices regarding the Processing of information, including Personal Information, in connection with the operation of the Acquired Entity’s business (the “Privacy Policies”), and (y) each Acquired Entity has at all times posted such Privacy Policies in a clear and conspicuous location on the Acquired Entity’s websites, and (ii) true and complete copies of all such Privacy Policies have been made available to Parent.

(b) Since October 1, 2015, each Acquired Entity has, to the extent required by any Privacy Law, in all material respects, implemented and maintained appropriate security measures, plans, controls and programs, including (1) written information security programs, policies and procedures designed to secure and protect all Personal Information contained in the Company Data from loss and illegal or unauthorized Processing that (i) comply with all applicable Privacy Laws and Privacy Policies, and (ii) are consistently enforced and followed in the conduct of the business of the Company and its Subsidiaries, and (2) plans, controls, and programs that are designed to (i) identify internal and external risks to the privacy and security of Personal Information, (ii) implement, monitor and improve adequate and effective administrative, electronic and physical safeguards to eliminate those risks, (iii) maintain notification procedures in compliance with applicable Privacy Laws in the case of any breach of privacy or security compromising data, including data containing Personal Information, and (iv) provide for the prevention of data loss including loss of Personal Information.

(c) Since October 1, 2015, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no breach or violation of any privacy or security policy of any Acquired Entity with respect to Personal Information has occurred, is threatened, or has been communicated to any Acquired Entity in writing or otherwise, (ii) there has been no unauthorized or illegal Processing of or access to any Personal Information, (iii) no Acquired Entity has received any written notice alleging any violation of any Privacy Law, Privacy Policy, or privacy or data security obligation in any Company Contract and (iv) no claim or proceeding is pending against any Acquired Entity, or threatened in writing against any Acquired Entity, alleging that the Processing or disclosure of Personal Information by the Acquired Entity violates any Privacy Law, Privacy Policy, or Company Contract.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Acquired Entity has at all times made all required disclosures to, and obtained all required consents from, users, customers, employees, contractors, Governmental Bodies and other applicable Persons required by all applicable Privacy Laws and Privacy Policies, and as necessary for the Acquired Entity’s Processing of Personal Information in connection with the conduct of its business, and have filed any and all required registrations with the applicable data protection authority.

3.14 Tax Matters.

(a) Each of the material Tax Returns required to be filed by or with respect to the Acquired Entities has been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect to thereto) are true, complete and correct in all material respects.

(b) Each of the Acquired Entities has fully and timely paid all Taxes owed by such company shown as due on any Tax Return, other than Taxes being contested in good faith as described in Section 3.14(b) of the Company Disclosure Letter, and has made provision adequate to cover any and all Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date hereof.

(c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any of the Acquired Entities for any taxable period and no request for any such waiver or extension is currently pending.

(d) No audit, examination, investigation or other proceeding by any Governmental Body is pending or threatened in writing with respect to any Taxes due from or with respect to any of the Acquired Entities, no Governmental Body has given written notice of any intention to assert any deficiency or claim for additional Taxes against any of the Acquired Entities, no claim in writing has been made by any Governmental Body in a jurisdiction where an Acquired Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and all deficiencies for Taxes asserted or assessed in writing against the Acquired Entities have been fully and timely paid, settled or properly reflected in the financial statements or other Company SEC Documents.

(e) There are no Encumbrances for Taxes upon the assets or properties of any of the Acquired Entities, except for Permitted Encumbrances.

(f) None of the Acquired Entities has (i) participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Tax Law) or (ii) taken any position on a Tax Return that could reasonably be expected to result in an “underpayment” of Tax to which Code Section 6662 (or any similar provision of state, local or foreign Tax Law) applies.

(g) None of the Acquired Entities is a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income Tax Returns of which the Company is the common parent) under Treasury Regulations Section 1.1502-6 or similar provision of state, local or foreign Tax Law, as a transferee or successor, by contract, or otherwise.

(h) Each of the Acquired Entities has withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid (or will timely pay) to the appropriate Governmental Body proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws and has each complied in all material respects with all Tax information reporting provisions of all applicable Laws.

(i) None of the Acquired Entities will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from the calculation of taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code, Section 965(h) of the Code or Section 108(i) of the Code or comparable provisions of state, local or foreign Tax Law, any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code or comparable provisions of state, local or foreign Tax Law, or for any other reason.

(j) Any adjustment of Taxes of any of the Acquired Entities made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign Governmental Bodies, has been so reported.

(k) None of the Acquired Entities has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Law, and none of the Acquired Entities has been subject to or been issued any private letter ruling or comparable ruling of the IRS or any other Governmental Body.

(l) A true, complete and accurate copy of each U.S. federal and state income Tax Return and each Swedish income Tax Return and each Canadian federal and provincial income Tax Return filed by or on behalf of the Acquired Entities prior to the date of this Agreement with respect to a Tax period beginning on or after October 1, 2015 has been made available to Parent.

(m) None of the Acquired Entities has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated hereby.

(n) Section 3.14(n) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company that is a “controlled foreign corporation” as defined in Section 957 of the Code. None of the Acquired Entities (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (ii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) Canadian Tax Matters.

(i) The shares of Angoss Software Corporation or its predecessor have never been considered “taxable Canadian property” as defined in section 248 of the Income Tax Act (Canada) at any time, including at the time such shares were acquired by the Company.

(ii) Solely with respect to the Angoss Acquisition, the value of the consideration paid or received between the Acquired Entities for the acquisition, sale, transfer or provision of property or the provision of services from or to any Person with which it was not dealing at arm’s length at the relevant time was the fair market value of such property acquired, provided or sold or services purchased or provided.

(iii) There are no circumstances existing prior to the date hereof which could reasonably be expected to result in the application of any of sections 80, 80.01, 80,02, 80.03 and 80.04 of the Income Tax Act (Canada) to an Acquired Entity.

3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Employee Plans.

(b) With respect to each Employee Plan in effect on the date of this Agreement, the Company has made available to Parent a complete and accurate copy of (i) such Employee Plan and all amendments thereto (or, if a plan is not written, a written description of such Employee Plan), (ii) the three most recent annual reports (Form 5500) filed with the IRS, if any, (iii) copies of all nondiscrimination and top-heavy testing reports for the last three plan years, if any, (iv) all material, non-routine correspondence to or from any Governmental Body, (v) the most recent determination or opinion letter from the IRS, if any, (vi) each trust agreement, funding agreement, group annuity contract and summary plan description, if any, relating to such Employee Plan, and (vi) the most recent financial statements for such Employee Plan, if any.

(c) Each Employee Plan has been established, administered and maintained in all material respects, in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and in accordance with its terms.

(d) With respect to the Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP and all contributions, benefits, premiums and other payments required by and due under the terms of each Employee Plan and applicable Law have, in all material respects, been timely paid.

(e) All the Employee Plans that are intended to be qualified under Section 401(a) of the Code have received currently effective determination letters from the IRS to the effect that such Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that have received such letters, no such determination letter has been revoked, and to the Company’s knowledge, no such revocation has been threatened, and no act or omission has occurred, that would materially and adversely affect such Employee Plan’s qualification. Any non-US Employee Plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions.

(f) None of the Company, nor any of the Company’s Subsidiaries or any of their ERISA Affiliates (i) has within the preceding six (6) calendar years sponsored, maintained, contributed to, been obligated to contribute to or had any liability or obligation with respect to an Employee Plan that is subject to Section 412 of the Code or Title IV of ERISA or (ii) has within the preceding six (6) calendar years sponsored, maintained, contributed to, been obligated to contribute to or had any liability or obligation with respect to a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA).

(g) Except as set forth in Section 3.15(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee, or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) None of the Employee Plans (i) promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by applicable Law, or (ii) is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(i) Except as set forth in Section 3.15(i) of the Company Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event), would not be deductible by reason of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code.

(j) Except as set forth in Section 3.15(j) of the Company Disclosure Letter, neither the execution or delivery of this Agreement, the consummation of the Offer, the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event) in any material respect: (i) entitle any current or former director, employee, contractor, or consultant of the Company or any Subsidiary to severance pay or any other payment, (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of the Company or any of the Company’s Subsidiaries to merge, amend, or terminate any Employee Plan, or (iv) increase the amount payable or result in any other material obligation pursuant to any Employee Plan.

(k) Each Employee Plan that is subject to Section 409A of the Code has been operated in compliance in all material respects with such Section 409A and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings and final regulations).

(l) No Employee Plan is presently, or since October 1, 2015 has been, the subject of an examination or audit by any Governmental Body. No Employee Plan is presently, or since October 1, 2015 has been, the subject of an application or filing under, or a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Body.

(m) With respect to each Employee Plan, (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred, (ii) as of the date of this Agreement, there are no actions, suits or claims pending, or, to the Company’s knowledge, threatened or anticipated (other than routine claims for benefits), (iii) as of the date of this Agreement, there are no audits, inquiries or proceedings pending or, to the Company’s knowledge, threatened by any Governmental Body, and (iv) within the preceding six (6) calendar years, there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA), in each case of clauses (i) through (iv) which would reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole.

3.16 Labor Matters. Since October 1, 2015, the Company and its Subsidiaries have complied with all applicable Laws relating to labor and employment, including those relating to employment, hiring, termination of employment, plant closing and mass layoff, wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, employment discrimination, harassment, retaliation, reasonable accommodation, leave of absence, immigration control, employee classification, engagement of independent contractors, worker classification and all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing employees of the Company or any of its Subsidiaries, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Section 3.16 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or any other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. None of the current Company Associates are represented by a labor organization, trade union or work council with respect to their service to the Company or any of its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, and no such labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries has occurred since October 1, 2015. There are no legal actions, government investigations, or labor grievances pending, or, to the Company’s knowledge, threatened relating to any employment related matter involving any current or former employee of the Company or any Subsidiary or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

3.17 Environmental Matters.

(a) No notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Legal Proceeding is pending and, to the knowledge of the Company, is threatened in writing by any Governmental Body or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law.

(b) The Company and its Subsidiaries have complied with all Environmental Laws and have obtained and have been in compliance with all Environmental Permits required for the operations of the Company and its Subsidiaries as currently conducted, except for such failures to comply, in each case, that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) There has been no Release by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Company Contract or by operation of Law, of, and there has been no exposure to, any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries or any other location.

(d) There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance (including liabilities that have been assumed or retained by Company Contract or operation of Law) and, to the knowledge of the Company, there is no condition, situation or set of circumstances that would reasonably be expected to result in or be the basis for any such liability.

3.18 Transactions with Affiliates. Between the date of the Balance Sheet and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K (a “Company Affiliate Transaction”), except as disclosed in the Company SEC Documents. Any Company Affiliate Transaction since October 1, 2017 as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company in a similar transaction with an unaffiliated third party. To the knowledge of the Company, no present or former director, officer, employee or Affiliate (other than Subsidiaries of the Company) of the Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members owns, directly or indirectly, on an individual or joint basis, any significant interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries.

3.19 Legal Proceedings; Orders. Except as set forth in Section 3.19 of the Company Disclosure Letter, there is no pending or, to the knowledge of the Company, threatened Legal Proceeding against the Company or any of its Subsidiaries that seeks either damages in excess of $200,000 or material equitable relief or challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. Except as set forth in Section 3.19 of the Company Disclosure Letter, within the past three years, there are no material Orders or settlements (including monetary settlements of more than $200,000 paid to a plaintiff or group of plaintiffs, injunctive relief or the imposition of criminal sanctions) to which the Company or any of the Company’s Subsidiaries is a party or by which any of their assets are bound.

3.20 Authority; Binding Nature of Agreement.

(a) Assuming the accuracy of Parent’s and Purchaser’s representation and warranty set forth in Section 4.7, the Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Offer, the Merger and the other transactions contemplated herein. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Offer, the Merger and the other transactions contemplated herein have been duly authorized by all necessary corporate action on the part of the Company.

(b) The Board of Directors of the Company (the “Company Board”) (at a meeting duly called and held) has unanimously (i) determined that this Agreement and the Offer, the Merger and any other transaction contemplated herein are in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement, the Offer, the Merger and the other transactions contemplated herein in accordance with the requirements of the DGCL, (iii) resolved to recommend that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer, (iv) resolved that this Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and the Merger shall be consummated as soon as practicable following the Offer Acceptance Time and (v) to the extent necessary, adopted a resolution having the effect (assuming the accuracy of Parent’s and Purchaser’s representation and warranty set forth in Section 4.7) of causing the Merger, this Agreement and the transactions contemplated by this Agreement not to be subject to (or, in the case of Section 203 of the DGCL, not to be subject to the restrictions on business combinations contained in Section 203 of the DGCL) any state Takeover Law or similar Law that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company and, assuming due authorization, execution and delivery by Parent and Purchaser, is enforceable against the Company in accordance with its terms, subject to (x) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (y) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.21 Section 203 of the DGCL, Etc. As of the date hereof and as of the Offer Acceptance Time and assuming the accuracy of Parent’s and Purchaser’s representation and warranty set forth in Section 4.7, the Company Board has taken and will take all actions so that the restrictions (whether procedural, voting, approval, fairness or otherwise) applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Support Agreements, and the timely consummation of the Offer, the Merger and any other transaction contemplated herein and will not restrict, impair or delay the ability of Parent or Purchaser to vote or otherwise exercise all rights as a stockholder of the Company. Assuming the accuracy of Parent’s and Purchaser’s representation and warranty set forth in Section 4.7, no “fair price,” “moratorium,” “control share acquisition” or other similar Law (or, in the case of Section 203 of DGCL, no restrictions on business combinations contained in Section 203 of the DGCL) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is, or at the Effective Time will be, applicable to the Shares, the Offer, the Merger or the other transactions contemplated herein.

3.22 Vote Required. Assuming the Offer is consummated in accordance with the terms of this Agreement, and assuming the accuracy of Parent’s and Purchaser’s representation and warranty set forth in Section 4.7, no stockholder votes or consents are necessary for the Company to authorize this Agreement or to consummate the Offer, the Merger or any other transaction contemplated herein.

3.23 Non-Contravention; Consents.

(a) Assuming compliance with the applicable provisions of the DGCL, the HSR Act, the Exchange Act and the listing requirements of the NASDAQ, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both): (i) contravene, conflict with or result in any violation or breach of, or default under, any of the provisions of the Company Charter Documents or the comparable governing instruments of any of the other Acquired Entities; (ii) with or without notice or lapse of time or both, result in a breach or violation of, a termination (or right of termination) or default under, any change in or acceleration or creation of any obligations or the creation of any Encumbrance (other than Permitted Encumbrances) on any assets of any Acquired Entity or change or loss of rights pursuant to, or give a right of purchase (including under any right of first refusal or similar right) under, any Material Contract, in each case that would be binding upon any Acquired Entity or to which any of its properties are subject; or (iii) contravene, conflict with or result in a violation or breach of any Law or Order applicable to any Acquired Entity, except in each case in clauses (ii) and (iii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) No consent, waiver, approval, license, permit, order or other authorization of, or registration, declaration or filing with, any Governmental Body or stock market or stock exchange, is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Offer, the Merger and the other transactions contemplated herein, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Schedule 14D-9 and (B) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated herein, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iv) such filings as may be required under the rules and regulations of NASDAQ in connection with this Agreement, the Offer, the Merger and the other transactions contemplated herein.

3.24 Fairness Opinion. The Company Board has received the written opinion (the “Fairness Opinion”) of GCA Advisors, LLC as financial advisor to the Company (the “Company Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the Offer Price is fair, from a financial point of view, to the Company’s stockholders (other than Parent and its Affiliates).

3.25 Financial Advisor. Except as set forth on Section 3.25 of the Company Disclosure Letter with respect to the retention of the Company Financial Advisor, neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Offer, the Merger or the other transactions contemplated herein.

3.26 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is disseminated to the Company’s stockholders, or at the Offer Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders and at the Offer Acceptance Time, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser in writing for inclusion in the Schedule 14D-9. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

3.27 Rule 14d-10 Matters. All amounts payable to holders of Shares and other equity interests of the Company (“Covered Securityholders”) pursuant to the Employee Plans are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Compensation Committee of the Company (each member of which the Company Board determined is an “independent director” within the meaning of the applicable NASDAQ rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (i) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (A) each Company Equity Plan and (B) the treatment of the Company Options and Company RSUs in accordance with the terms set forth herein, the applicable Company Equity Plan and any applicable Employee Plans, which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to the foregoing arrangements.

3.28 Material Customers and Suppliers. Section 3.28 of the Company Disclosure Letter sets forth the names of (a) the Company’s ten (10) largest customers as determined by revenues received from such Persons in the twelve (12) month period ended September 30, 2018 (each, a “Material Customer”) and (b) the ten (10) largest suppliers as determined by expenditures in the twelve (12) month period ended September 30, 2018 (each, a “Material Supplier”). To the knowledge of the Company, since October 1, 2017, the Company has not received any written notice from any Material Supplier or Material Customer indicating that it will, or intends to, cease doing business with the Company or materially decrease the volume of business that it is presently conducting with the Company.

3.29 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, all general liability, business interruption, product liability, property liability and any other material insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid as of the date of this Agreement, and, to the extent applicable, neither the Company nor any of its Subsidiaries has received any notice of cancellation or non-renewal with respect to any such policy or coverage under the Insurance Policies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby represent and warrant to the Company as follows:

4.1 Due Organization. Each of Parent and Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as now conducted. Each of Parent and Purchaser is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except for those jurisdictions where failure to be so licensed, qualified or in good standing would not reasonably be expected to, individually or in the aggregate, materially and adversely affect Parent’s or Purchaser’s ability to consummate the Offer, the Merger or the other transactions contemplated herein.

4.2 Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Parent owns beneficially and of record all of the outstanding voting securities of Purchaser.

4.3 Authority; Binding Nature of Agreement. Parent and Purchaser have all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by the Parent and Purchaser of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser (subject to adoption of this Agreement by Parent as the sole stockholder of Purchaser, which shall occur immediately after the execution and delivery of this Agreement). This Agreement constitutes a valid and binding agreement of Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, is enforceable against Parent and Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

4.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act, the Exchange Act and the listing requirements of the NASDAQ, the execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the Merger and the other transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both): (a) contravene, conflict with, or result in any violation or breach of or default under any provisions of the certificate of incorporation or bylaws of Parent or Purchaser, (b) contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order; or (c) with or without notice or lapse of time or both, result in a breach or violation of, a termination (or right of termination) or default under, any change in or acceleration or creation of any obligations or the creation of any Encumbrance (other than Permitted Encumbrances) on any assets of the Parent or Purchaser or change or loss of rights pursuant to, or give a right of purchase, including any right of first refusal or similar right under, any Contract, in each case that would be binding upon Parent or Purchaser or to which any of its properties are subject, with such exceptions, in the case of each of clauses (b) and (c), as would not reasonably be expected to, individually or in the aggregate, materially and adversely affect Parent’s or Purchaser’s ability to consummate the Offer, the Merger or the other transactions contemplated herein. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the transactions contemplated by this Agreement.

4.5 Disclosure.

(a) The Offer Documents will comply in all material respects as to form with the provisions of applicable federal securities Laws and, on the date filed with the SEC, on the date first published, sent or given to the Company’s stockholders and at the Offer Acceptance Time, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. The information to be supplied in writing by or on behalf of Parent for inclusion in the Schedule 14D-9, on the date the Schedule 14D-9 is filed with the SEC, on the date the Schedule 14D-9 is first published, sent or given to the Company’s stockholders and at the Offer Acceptance Time, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information provided by Parent for inclusion in the Offer Documents or any amendment or supplement thereto, at the time any Offer Document or any amendment or supplement thereto is distributed or disseminated and at the time of the consummation of the Offer, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.6 Funds. Parent has sufficient funds on hand or available through existing credit facilities to perform and cause Purchaser to perform all of their respective obligations pursuant to this Agreement, including without limitation payment in cash of the aggregate Offer Price at the Offer Acceptance Time and the aggregate Merger Consideration on the Closing Date and to pay all related fees and expenses.

4.7 Ownership of Company Common Stock. Other than as a result of this Agreement, the Support Agreements, or any agreement, arrangement or understanding between Parent and/or Purchaser, on the one hand, and any stockholder party to the Support Agreements, on the other, neither Parent nor Purchaser is, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

4.8 Litigation. There is no Legal Proceeding pending against or, to the knowledge of Parent, threatened against Parent or Purchaser, that would materially and adversely affect Parent’s or Purchaser’s ability to consummate the Offer, the Merger and any other transactions contemplated herein. Neither Parent nor Purchaser is subject to any continuing Order, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body that would materially and adversely affect Parent’s or Purchaser’s ability to consummate the Offer, the Merger and any other transactions contemplated herein.

4.9 Management Agreements. As of the date of this Agreement, except for the Support Agreements and the matters set forth in a letter from Parent and Purchaser to the Company dated the date hereof and referencing this Section 4.9, none of Parent or Purchaser, or their respective executive officers, directors of Affiliates, has entered into any agreement, arrangement or understanding: (a) with any of the executive officers, directors, Affiliates or other stockholders of the Company that is currently in effect or would become effective in the future (upon consummation of the Offer or the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act or (b) assuming the accuracy of Section 3.27, pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Offer Price or Merger Consideration or pursuant to which any stockholder of the Company agrees to tender such stockholder’s shares in the Offer or agrees to vote against or not otherwise support any Superior Proposal.

4.10 Financial Advisor. Except for RBC Capital Markets, LLC, neither Parent, Purchaser nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Offer, the Merger or the other transactions contemplated herein.

4.11 Independent Investigation. Each of Parent and Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations and condition (financial or otherwise) of the Company and the Subsidiaries and that each of Parent and Purchaser and their respective Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Subsidiaries that Parent, Purchaser and their respective Representatives have desired or requested to review for such purpose, and that Parent, Purchaser and their respective Representatives have had full opportunity to meet with the management of the Company and the Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations and condition (financial or otherwise) of the Company and the Subsidiaries.

ARTICLE V

CERTAIN COVENANTS OF THE COMPANY

5.1 Covenants of the Company. Except as provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Letter or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the Ordinary Course of Business and use commercially reasonable efforts to maintain and preserve its and each of its Subsidiary’s business organization, assets and properties, preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it and timely file all material Tax Returns and pay all Taxes shown as due on such Tax Returns or that are otherwise required to be paid by or on behalf of the Company or any of its Subsidiaries, other than those contested in good faith by the Company with the prior written consent of Parent, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Letter, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends (whether in cash, securities or other property) on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock from former employees, directors and consultants in accordance with agreements in effect on the date hereof and set forth in Section 5.1(a) of the Company Disclosure Letter providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries;

(b) except as permitted by Section 5.1(j), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or the vesting of Company RSUs outstanding on the date of this Agreement in accordance with the terms of equity award agreements in effect on the date hereof, access to which has been provided to Parent);

(c) amend or propose to amend the Company Charter Documents or, with respect to any Subsidiary, its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) except in the Ordinary Course of Business, any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole;

(e) sell, lease, sublease, license, sublicense, mortgage, pledge, surrender, encumber, divest, cancel, waive, abandon or allow to lapse or expire, assign, transfer or dispose of, covenant not to assert, or create or incur any Encumbrance (other than a Permitted Encumbrance) on, any properties, assets, interests or rights (including Company Intellectual Property) of the Company or any of its Subsidiaries, other than (i) pursuant to non-exclusive licenses in the Ordinary Course of Business, (ii) pursuant to Contracts existing as of the date of this Agreement and disclosed in Section 5.1(e) of the Company Disclosure Letter or (iii) in the Ordinary Course of Business;

(f) other than in the Ordinary Course of Business, terminate, cancel or require any material change in, or agree to any material change in, any Material Contract or enter into or amend any contract, agreement, commitment or arrangement that would have constituted a Material Contract if such had existed as of the date hereof;

(g) adopt or implement any stockholder rights plan;

(h) (i) incur any Indebtedness or guarantee any Indebtedness of another person (other than up to $200,000 pursuant to existing credit facilities in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business, or pursuant to the advancement provisions contained in the Company Charter Documents as in effect on the date hereof or pursuant to any of those certain indemnification agreements between the Company and each of its non-employee directors as in effect on the date hereof) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly-owned Subsidiaries, provided, however, that the Company may continue to make investments in accordance with its investment policy as in effect on the date hereof (a copy of which has been made available to Parent), or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(i) make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve or estimate;

(j) except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof, (i) establish, adopt, enter into, terminate, amend or accelerate any rights under (x) any employment, change in control, severance or similar agreement or Employee Plan (or any plan, agreement, program, or arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement) for the benefit or welfare of any current or former director, officer, employee or consultant or (y) any collective bargaining agreement, (ii) increase the compensation or benefits of, or pay any bonus (including without limitation any transaction-related bonus) to, any directors or officers of the Company or its Subsidiaries, (iii) with respect to non-director and non-officer employees of the Company or its Subsidiaries, (A) increase the compensation to any such Person other than in the Ordinary Course of Business, (B) materially increase any such Person’s benefits or (C) pay any bonus to any such Person (including without limitation any transaction-related bonus), (iv) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock units other than as contemplated by this Agreement, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, restricted stock units, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan, (vii) promote any officer or employee, except in the Ordinary Course of Business or as a direct result of the termination or resignation of any officer or employee, or (viii) hire any new employee of the Company or any Subsidiary outside the Ordinary Course of Business;

(k) other than in the Ordinary Course of Business or as required by Applicable Law, (i) make any change (or file any such change) in any method of Tax accounting or any annual Tax accounting period, (ii) make, change or rescind any Tax election, (iii) settle or compromise any Tax Liability or consent to any claim or assessment relating to Taxes, in each case, that require payment by the Company or any of its Subsidiaries in settlement or compromise of amounts that, individually or in the aggregate, exceed, when coupled with amounts paid in settlement pursuant to the exception set forth in Section 5.1(l)(ii)(A), $250,000, (iv) file any amended Tax Return or claim for refund, (v) enter into any closing agreement relating to Taxes or (vi) waive or extend the statute of limitations in respect of Taxes, in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to Parent, the Company or any of their respective Subsidiaries;

(l) initiate, compromise or settle any material litigation or arbitration proceeding (other than (i) in connection with the enforcement of the Company’s rights under this Agreement or (ii) settlements or compromises that (A) require payment by the Company or any of its Subsidiaries in settlement or compromise of amounts that do not, individually or in the aggregate, exceed, when coupled with amounts paid in settlement pursuant to the exception set forth in Section 5.1(k)(iii), $250,000, and (B) do not (i) involve any material injunctive or equitable relief, (ii) impose restrictions that are material to the business of the Company and its Subsidiaries, taken as a whole, (iii) involve Intellectual Property owned, leased or licensed by the Company or its Subsidiaries or (iv) involve any acquisition or disposition of any business or assets outside the Ordinary Course of Business);

(m) with respect to Company Intellectual Property, (i) sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain, covenant not to assert, transfer or otherwise dispose of any material right, title or interest of the Company or any of its Subsidiaries in any material Company Intellectual Property, other than granting non-exclusive licenses to Company Intellectual Property in the Ordinary Course of Business, (ii) extend, amend, waive, cancel or modify any rights in or to the material Company Intellectual Property in a manner that is adverse to the Company or its Subsidiaries or other than in the Ordinary Course of Business, (iii) fail to diligently prosecute the material patent applications owned by the Company or any of its Subsidiaries or exclusively licensed to the Company or any of its Subsidiaries and for which the Company or any of its Subsidiaries controls the prosecution thereof as of the date of this Agreement or (iv) divulge, furnish to or make accessible any trade secrets or other confidential information within Company Intellectual Property other than in the Ordinary Course of Business to any third party who is subject to an enforceable written agreement to maintain the confidentiality of such trade secrets or other confidential information;

(n) fail to use commercially reasonable efforts to maintain (with insurance companies substantially as financially responsible as their existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of the businesses of the Company and its Subsidiaries;

(o) make any capital expenditures or other expenditures with respect to property, plant or equipment, other than in the Ordinary Course of Business and not exceeding $200,000 per calendar month;

(p) engage in any transaction or series of transactions with any Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, without regard to any monetary thresholds therein;

(q) adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger) or otherwise enter into any agreements or arrangements imposing material changes or restrictions on the assets, operations or businesses of the Company or its Subsidiaries;

(r) enter into any agreement, arrangement or commitment that (i) limits or otherwise restricts the Company or any of its Subsidiaries, or that would, after the Effective Time, limit or otherwise restrict Parent or any of its Subsidiaries, from engaging or competing in any line of business or product market or in any geographic area or (ii) obligates the Company or any of its Subsidiaries, or that would, after the Effective Time, obligate Parent or any of its Subsidiaries to provide “most favored customer” pricing of their respective products or services;

(s) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII or any of the conditions to the Offer set forth in Annex I not being satisfied; or

(t) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Confidentiality. The parties acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly waived or modified as provided herein or therein.

5.3 Access and Investigation. During the Pre-Closing Period, upon reasonable advance written notice to the Company, the Company shall, and shall cause its Representatives, its Subsidiaries and its Subsidiaries’ Representatives to: (i) provide Parent and Parent’s Representatives with reasonable access during the normal business hours of the Company to the Company’s Representatives, personnel, Real Property, officers, employees, agents, offices and other properties, and assets and to all existing books, records, Contracts, Tax Returns, work papers and other documents and information relating to the Company and its Subsidiaries, and (ii) promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Company and its Subsidiaries, including copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company and its Subsidiaries, and with any available or reasonably producible additional financial, operating and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company and its Subsidiaries. Nothing herein shall require the Company to disclose (A) any information concerning Acquisition Proposals, which shall be governed by Section 5.4, (B) any information regarding the deliberations of the Company Board with respect to this Agreement or the transactions contemplated hereby or any similar transaction or transactions with any other Person, or any materials provided to the Company Board in connection therewith, or (C) any information, that in the reasonable good faith judgement of the

Company would (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Law, fiduciary duty or Contract entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or its Affiliates is a party, so long as the Company has used commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law, agreement or duty), or (iii) unreasonably disrupt the operations of the Company and its Subsidiaries; provided, further, that information described in the foregoing clause (C)(i), shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 5.3 to Parent and its Representatives, Parent shall comply with, and shall cause Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement. All requests for information made pursuant to this Section 5.3 shall be directed to the executive officer or other Person designated by the Company. No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Purchaser pursuant to this Agreement.

5.4 No Solicitation.

(a) No Solicitation.

(i) Neither the Company nor any of its Subsidiaries shall, and the Company shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(A) solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(B) other than directing a Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons that has made an Acquisition Proposal to a copy of this Agreement filed by Parent or the Company with the SEC, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information that encourages or facilitates, or could reasonably be expected to lead to, any Acquisition Proposal or otherwise knowingly facilitate any effort or attempt to make any Acquisition Proposal, it being agreed that the furnishing to any person of non-public information unrelated to an Acquisition Proposal in the Ordinary Course of Business shall not be a violation of this Section 5.4(a)(i)(B).

(ii) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Offer Acceptance Time, the Company may, in response to an Acquisition Proposal that (i) is made or received after the date hereof, (ii) did not arise or result from a breach of this Section 5.4 and (iii) the Company Board determines, in good faith after consultation with outside counsel and its financial advisor, is a Superior Proposal or an Acquisition Proposal that is reasonably likely to lead to a Superior Proposal, if the Company Board determines, in good faith, that to act otherwise would be inconsistent with its fiduciary duties, after providing Parent with at least concurrent written notice that it is taking any action in the following clauses (x), (y) or (z), (x) furnish information with respect to the Company and its Subsidiaries to the person or “group” (as defined under Section 13(d) of the Exchange Act) of persons making such Acquisition Proposal and its Representatives pursuant to a confidentiality agreement that is not materially less restrictive of the other party than the Confidentiality Agreement and does not restrict the Company from performing its obligations to Purchaser and Parent hereunder (provided, however, the Company shall provide or make such information available to Parent prior to or at the same time as the furnishing information pursuant hereto unless previously provided or made available to Parent), (y) participate in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such person or group and its Representatives regarding any Acquisition Proposal and (z) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with the person making such Acquisition Proposal. Upon execution of this Agreement, the Company shall immediately (A) cease and cause to be terminated any negotiations with any Persons (other than Parent and Purchaser and their Representatives) that may be ongoing with respect to an Acquisition Proposal, (B) cease providing any information to any such Person or its Representatives and terminate all access granted to any such Person and its Representatives to any physical or electronic dataroom and (C) request that any such Person and its Representatives promptly return to the Company or destroy any non-public information concerning the Company or its Subsidiaries that was previously furnished or made available to such person or any of its Representatives

(b) No Change in Recommendation or Alternative Acquisition Agreement.

(i) During the Pre-Closing Period, none of the Company, the Company Board or any committee thereof shall (A) withhold, fail to include in (or remove from) the Schedule 14D-9, withdraw, adversely qualify or modify (or resolve, determine or publicly propose to do any of the foregoing) the Company Board Recommendation, (B) following the date any Acquisition Proposal (or any material modification thereto) is made or commenced, or an intention to make or commence any Acquisition Proposal (or any material modification thereto) is publicly proposed or announced, fail to reaffirm (publicly, if so requested) the Company Board Recommendation, within five (5) business days after a request by Parent to do so (or, if earlier, by the second business day prior to the then-scheduled Expiration Date of the Offer), (C) fail to publicly recommend against acceptance of any tender offer or exchange offer (other than the Offer or any other tender offer or exchange offer by Parent or Purchaser or any of their Affiliates) for the Shares within ten (10) business days after the commencement of such offer, (D) adopt, approve, recommend, submit to the vote of securityholders or declare advisable any Acquisition Proposal or the entry into any Company Acquisition Agreement (or resolve, determine or publicly propose to do any of the foregoing), or (E) approve any transaction under, or any transaction resulting in any Third Party becoming an “interested stockholder” under, Section 203 of the DGCL (or resolve, determine or publicly propose to do any of the foregoing) (any action described in clauses (A) through (E) being referred to as an “Adverse Change Recommendation”), except as expressly permitted by this Section 5.4(b).

(ii) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Offer Acceptance Time, the Company Board may make an Adverse Change Recommendation (other than as reflected in clause (E) of the definition thereof, unless such Adverse Change Recommendation referred to in such clause (E) is made with respect to an Acquisition Proposal that is reasonably likely to lead to a Superior Proposal) or, subject to the prior or concurrent payment of the Termination Fee in accordance with Section 8.3(b), terminate this Agreement pursuant to Section 8.1(e) to enter into a Company Acquisition Agreement in respect of a Superior Proposal, if and only if:

(1) such Superior Proposal did not arise or result from a breach of this Section 5.4;

(2) the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to make such Adverse Change Recommendation or terminate this Agreement to enter into a Company Acquisition Agreement would be inconsistent with the fiduciary duties of the Company Board under applicable Law;

(3) Parent shall have received from the Company prior written notice of the Company’s intention to make such an Adverse Change Recommendation or to terminate this Agreement to enter into any such Company Acquisition Agreement at least three (3) business days prior to making any such Adverse Change Recommendation or terminating this Agreement to enter into a Company Acquisition Agreement (a “Change of Status Notice”), which Change of Status Notice shall be accompanied by unredacted copies of all draft agreements embodying such Superior Proposal (other than financing-related documents that may be provided in redacted form) and, unless reflected in such draft agreements, a description of the terms and conditions of such Superior Proposal, it being understood that such Change of Status Notice shall not, in and of itself, constitute an Adverse Change Recommendation; and

(4) the Company shall have complied with clauses (A) through (C) (as applicable) as follows and the conditions described in clause (C) shall have been satisfied:

(A) prior to giving effect to clauses (B) and (C), the Company Board shall have determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that failure to terminate this Agreement or to make an Adverse Change Recommendation would be inconsistent with its fiduciary duties;

(B) the Company shall have complied with this Section 5.4 with respect to such Acquisition Proposal (other than non-compliance that is immaterial in significance and inadvertent); and

(C) Parent shall not have made, within three (3) business days of its receipt of the Change of Status Notice (the “Notice Period”), a written offer or proposal that remains outstanding and unmodified as of the end of the Notice Period and that, upon binding acceptance by the Company, is binding on Parent to revise the terms of this Agreement (any such offer, a “Revised Transaction Proposal”) in a manner that the Company Board determines in good faith, after consulting with its financial advisors and outside legal counsel, is reasonably likely to be consummated if accepted on the terms thereof and is at least as favorable to the Company’s stockholders from a financial perspective as such Superior Proposal; provided, however, that, during the Notice Period, the Company shall (and shall cause its Representatives to) negotiate in good faith with Parent (to the extent Parent desires to negotiate and makes itself reasonably available to negotiate) regarding any Revised Transaction Proposal; provided, further, that any amendment to the financial terms of such Superior Proposal or any other material amendment to the terms of such Superior Proposal during the Notice Period shall require the Company to deliver a new Change of Status Notice with respect to such amended Superior Proposal and the Notice Period shall expire three (3) business days subsequent to delivery of such new Change of Status Notice to the extent the Notice Period would otherwise have expired prior to three (3) business days subsequent to delivery of such new Change of Status Notice, including with respect to the Company’s obligations to negotiate in good faith with Parent and to cause its Representatives to negotiate in good faith with Parent.

(iii) Notwithstanding anything to the contrary herein, at any time prior to the Offer Acceptance Time, the Company Board may make an Adverse Change Recommendation (as set forth in clause (A) thereof) with respect to an Intervening Event, if and only if:

(1) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make such Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Company Board under applicable Law;

(2) Parent shall have received from the Company a Change of Status Notice at least three (3) business days prior to making any such Adverse Change Recommendation (the “Intervening Event Notice Period”), which Change of Status Notice shall be accompanied by a reasonably detailed description of the Intervening Event, a description of the bases for the conclusion that the events described in such Change of Status Notice constitute an Intervening Event and unredacted copies of any material documentation relating thereto, it being understood that such Change of Status Notice shall not, in and of itself, constitute an Adverse Change Recommendation;

(3) during the Intervening Event Notice Period, the Company shall have negotiated in good faith with Parent (and caused its Representatives to negotiate with Parent), to the extent Parent desires to negotiate and makes itself reasonably available to negotiate, with respect to any proposed revisions to this Agreement or other proposals made by Parent, if any, that would obviate the need to make such an Adverse Change Recommendation; and

(4) after considering the results of negotiations with Parent and taking into account the proposals made by Parent, if any, after consultation with its outside legal counsel and the Company’s financial advisors, the Company Board shall have determined in good faith that the failure to make such Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Company Board under applicable Law.

In the event of a material change to the facts and circumstances relating to an Intervening Event in respect of which the Company shall have previously provided to Parent a Change of Status Notice, the provisions of this Section 5.4(b)(iii) shall also apply to each subsequent material change to the facts and circumstances relating to an Intervening Event (in which case each such material change shall require a new Change of Status Notice and the Company shall be required to comply again with the provisions of this Section 5.4(b)(iii)), provided that the Intervening Event Notice Period shall expire three (3) business days subsequent to delivery of such new Change of Status Notice to the extent the Intervening Event Notice Period would otherwise have expired prior to three (3) business days subsequent to delivery of such new Change of Status Notice.

(c) Notices to Parent. The Company shall as promptly as practicable (and in any event within 48 hours) notify Parent in writing of receipt by the Company of any Acquisition Proposal or any request for nonpublic information, in each case on or subsequent to the date hereof, in connection with, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or request and the identity of the person making any such Acquisition Proposal or request. Such notice shall be accompanied by unredacted copies of any draft agreements embodying any such Acquisition Proposal. In addition to any other notifications required by this Section 5.4, the Company shall endeavor in good faith to provide Parent with updates regarding any material developments (and unredacted copies of any draft agreements relating thereto, other than financing-related documents that may be provided in redacted form) with respect to any Acquisition Proposal identified by the Company in accordance with this Section 5.4(c). The Company shall promptly (and in any event within two business days) notify Parent of the receipt by the Company of any material modification to any such Acquisition Proposal, unless prohibited by any Antitrust Laws or comparable Laws.

(d) Certain Permitted Disclosure. Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board or any committee thereof, after consultation with outside legal counsel, the failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Law or any disclosure requirements under applicable Law, or (iii) making any disclosure that constitutes a stop, look and listen communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act; provided, however, that (1) in no event shall this Section 5.4(d) affect the Company’s obligations specified in Sections 5.4(a) and Section 5.4(b) and (2) any such disclosure (other than issuance by the Company of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the

Company Board with respect to this Agreement or an Acquisition Proposal shall be deemed to be an Adverse Change Recommendation unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Company Board, without disclosing any Adverse Change Recommendation.

(e) Breach. The Company agrees that any breach of this Section 5.4 by any of its Subsidiaries or its or their respective Representatives shall be deemed to be a breach of this Section 5.4 by the Company.

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

6.1 Filings and Approvals.

(a) Subject to the terms and conditions of this Agreement, Parent, Purchaser and the Company shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby as promptly as practicable (and in any event no later than the End Date). Without limiting the generality of the foregoing, each party to this Agreement shall (and shall cause their respective Subsidiaries to) (i) use reasonable best efforts to prepare and make all filings and obtain as soon as practicable all Consents, waivers and expirations of waiting periods (if any) from any Governmental Body and make all registrations, declarations and filings with, or notices to, Governmental Bodies, in each case, in connection with the Offer and the Merger, that are necessary or required to be obtained in order to consummate the transactions contemplated hereby, and (ii) use reasonable best efforts to give any notices to third parties specified on Schedule 6.1(a)(ii) and to obtain as soon as practicable each other Consent or waiver (if any) of any third party (other than from any Governmental Body, which are addressed in the preceding clause (i)) specified on Schedule 6.1(a)(ii); provided, that in no event will the Company, Parent or any of their respective Subsidiaries be obligated to (and in no event shall the Company or any of its Subsidiaries, without Parent’s prior written consent) pay or commit to pay, whether prior to or after the Offer Acceptance Time, any fee, penalty or other consideration to any third party to obtain any Consent or waiver pursuant to this Section 6.1. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any actions described in this Section 6.1. Subject to applicable Laws relating to the exchange of information, outside legal counsel for each party shall have the right to review in advance and, to the extent practicable, outside legal counsel for each party will consult with the other party’s outside legal counsel on and consider in good faith the views of the other party’s outside legal counsel in connection with, all of the information relating to such party, and any of their respective Subsidiaries, that appears in any filing made with or written materials submitted to, any third party and/or any Governmental Body in connection with the Offer, the Merger and the other transactions contemplated hereby; provided however that such sharing of information with respect to the HSR Notification Form shall be governed by Section 6.1(c). In exercising the foregoing rights, each of the Company and Parent and their respective outside legal counsel shall act reasonably and as promptly as practicable.

(b) Without limiting the generality of Section 6.1(a), each of Parent and the Company shall (i) file as promptly as practicable after the date of this Agreement (but in no event later than the tenth (10th) business day after the date hereof) and not withdraw (other than in connection with the termination of this Agreement) any notification and report forms and related material required to be filed by it with the FTC and the DOJ, as applicable, pursuant to the HSR Act, together with a request for early termination of the applicable waiting period under the HSR Act and (ii) as promptly as practicable after the date of this Agreement, make any filings required to be made by it with any Governmental Body under any other applicable Antitrust Laws, and, in any such case, shall promptly make any further filings pursuant thereto that may be necessary.

(c) Subject to applicable Laws, each of Parent and the Company will promptly furnish outside legal counsel for the other party (i) all necessary information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or Governmental Body in connection with the Offer or the Merger, including in connection with the preparation of any filing or submission pursuant to the HSR Act or other Antitrust Laws, (ii) copies of any such filings or submissions, but not including the HSR Notification Form or the Item 4(c) or Item 4(d) documents filed therewith, and (iii) copies of all substantive written communications (and shall inform the other of any oral communications) between them or any of their Representatives, on the one hand, and any Governmental Body with jurisdiction over enforcement of any applicable Antitrust Laws (a “Governmental Antitrust Authority”) or members of its staff, on the other hand, in connection with this Agreement and the transactions contemplated hereby; provided, however, that materials may be redacted as necessary to comply with applicable Laws. Prior to making any written communications to a Governmental Antitrust Authority in connection with this Agreement and the transactions contemplated hereby, the communicating party shall provide outside legal counsel for the other party with a copy of the intended communication, outside legal counsel for the other party shall have a reasonable period of time to review and comment on the communication, and the communicating party shall consider any such comments in good faith. Each party shall promptly provide to each Governmental Antitrust Authority all non-privileged information and documents that are necessary, proper or advisable to permit consummation of the transactions contemplated hereby and if Parent or the Company (or any of their respective Affiliates) receives a request for additional non-privileged information or documentary material from a Governmental Antitrust Authority that is related to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, after consultation with the other party, an appropriate response to such request and shall supply as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to applicable Law. No party shall participate in any meeting or engage in any substantive conversation with any Governmental Antitrust Authority in respect of any filings, investigation (including any settlement of the investigation), litigation, proceeding or other inquiry relating to the transactions contemplated hereby without consulting with the other party in advance, giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental

Antitrust Authority or applicable Law, the opportunity to attend or participate. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use reasonable best efforts to resolve any objections that may be asserted with respect to the transactions contemplated hereby under any Antitrust Law as promptly as practicable.

(d) Notwithstanding anything to the contrary in this Agreement, Parent shall not have any obligation to proffer to, or agree or consent to (or to cause any of its Subsidiaries or Affiliates or the Company (including, after the Effective Time, the Surviving Corporation) or its Subsidiaries or Affiliates to proffer to, or agree or consent to) (i) sell, license, lease, transfer, divest, dispose of or otherwise encumber or hold separate any entities, assets, licenses, operations, rights, product lines, Intellectual Property or businesses or interests of Parent, the Company (including, after the Effective Time, the Surviving Corporation), or any of their respective Subsidiaries or Affiliates, (ii) terminate, amend or assign any existing relationships or contractual rights or obligations of Parent, the Company (including, after the Effective Time, the Surviving Corporation), or any of their respective Subsidiaries or Affiliates, (iii) change or modify any course of conduct regarding future operations or agree to any changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, any of the assets, licenses, operations, rights, product lines, Intellectual Property, or businesses or interests of Parent, the Company (including, after the Effective Time, the Surviving Corporation), or any of their respective Subsidiaries or Affiliates, or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Company (including, after the Effective Time, the Surviving Corporation), (iv) otherwise take any action that would limit the freedom of action of Parent, the Company (including, after the Effective Time, the Surviving Corporation), or any of their respective Subsidiaries or Affiliates with respect to, or the ability of Parent, the Company (including, after the Effective Time, the Surviving Corporation), or any of their respective Subsidiaries or Affiliates to retain, one or more of the businesses, assets or rights or interests of Parent, the Company (including, after the Effective Time, the Surviving Corporation), or any of their respective Subsidiaries or Affiliates; or (v) commit or agree to take any such action in the foregoing clauses (i), (ii), (iii) or (iv), or consent to the Company’s or any of the Company’s Subsidiaries or Affiliates taking any of the foregoing actions, whether before or after the Offer Acceptance Time. For the avoidance of doubt, Parent shall not require the Company to, and the Company shall not be required to, take any action with respect to any Order or any applicable Law unless contingent upon the occurrence of the transactions contemplated hereby. With respect to any Governmental Body in connection with the transactions contemplated hereby, neither the Company nor its Subsidiaries shall, without Parent’s prior written consent in Parent’s sole discretion, discuss or commit to any action referred to in clauses (i) through (iv) above.

(e) Nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to take any other action under this Section 6.1 if the DOJ or the FTC authorizes its staff to seek a preliminary injunction or restraining order to enjoin the consummation of the Transactions.

(f) No party hereto shall take any action that is intended to or would reasonably be expected to adversely affect or materially delay its ability or the ability of any other party hereto to perform its covenants and agreements under this Agreement or to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

6.2 Employee Benefits.

(a) For the six (6) month period immediately following the Effective Time, Parent will use commercially reasonable efforts to provide to employees of the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time and who shall continue to be employed by the Surviving Corporation (“Continuing Employees”), base salary or wage level and annual target bonus opportunities (excluding equity-based compensation and, for the avoidance of doubt, excluding any retiree healthcare or defined benefit retirement benefits) that, in the aggregate, are substantially similar to the annual base salary or wage level and annual target bonus opportunities (excluding equity-based compensation and, for the avoidance of doubt, excluding any retiree healthcare or defined benefit retirement benefits) provided to those employees immediately prior to the execution of this Agreement.

(b) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time (the “PSV Policies”), to the extent accrued in the most recent consolidated financial statements of the Company filed with the SEC and since the date of such financial statements in the Ordinary Course of Business, Parent shall assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time, subject to the terms and conditions of such PSV Policies (as such policies are in effect on the date hereof or are amended or modified with Parent’s consent). Parent shall be permitted to terminate, amend or modify the PSV Policies at any time, in its sole discretion.

(c) Following the Effective Time, Parent will use commercially reasonable efforts to give each Continuing Employee credit for prior service with the Company or its Subsidiaries under Parent Employee Plans (as defined below) in which such Continuing Employees are eligible to participate, if any, for purposes of eligibility and vesting (excluding defined benefit plans and retiree plans), but not for purposes of benefit accrual (except for paid time off, to the extent applicable) to the same extent as such Continuing Employee was entitled immediately prior to the Effective Time to credit for such service under any similar Employee Plan or if such service is recognized under a Parent Employee Plan providing severance or retirement benefits for similarly situated employees of Parent; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits with respect to the same period of service, (y) such service was not recognized under the corresponding Employee Plan or (z) such service with respect to a newly established Parent Employee Plan for which similarly-situated employees of Parent do not receive past service credit. In addition, Parent shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Parent and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs, in each case, to the extent Continuing Employees participate in any such comparable plan of the Parent. For purposes of this Agreement, the term “Parent Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), and any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), for the benefit of, or relating to, any current employee of Parent or any of its Subsidiaries.

(d) This Section 6.2 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.2, express or implied, shall confer upon any other Person any third-party beneficiary rights or remedies of any nature whatsoever under or by reason of this Section 6.2 or inure to the benefit of or be enforceable by any employee, director or independent consultant of the Company, Parent and their Subsidiaries, of any entity or any Person representing the interest of any employees, directors or independent consultants or of any Person whose rights are derivative of any such employee (including a family member or estate of the employee). Nothing contained herein, express or implied shall (i) be construed to establish, amend or modify any Employee Plan or other benefit plan, program, agreement or arrangement or (ii) alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 6.2 shall not create any right in any Company employee or any other Person to any continued employment with the Surviving Corporation, Parent or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever.

(e) Notwithstanding the foregoing, nothing contained in this Agreement will be treated as an amendment of any particular Employee Plan.

6.3 Indemnification of Officers and Directors.

(a) From the Effective Time, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. Each Indemnified Party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation within ten (10) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides a written personal undertaking to repay such advances if it is determined that such person is not entitled to indemnification. In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that each Indemnified Party is entitled to indemnification and the other benefits of this Section 6.3.

(b) The Certificate of Incorporation and By-laws, or corresponding governing documents, of the Surviving Corporation and its Subsidiaries shall contain, and Parent shall cause the Certificate of Incorporation and By-laws, or corresponding governing documents, of the Surviving Corporation and its Subsidiaries to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the certificate of incorporation and by-laws of the Company and its Subsidiaries, as applicable, which provisions shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company or any of its Subsidiaries.

(c) Prior to the Effective Time, the Company shall (in consultation with Parent) purchase, as of the Effective Time, tail insurance, at commercially reasonable rates and containing a customary straddle claim provision, for (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policy covering acts, errors or omissions occurring at or prior to the Effective Time and (ii) the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), for a claims reporting or discovery period of six (6) years after the Effective Time (the “Tail Period”), with respect to those Persons who are covered by the D&O Insurance as of the Effective Time, with terms and conditions, retentions and limits of liability which are substantially the same as the terms and conditions, retentions and limits of liability under the existing D&O Insurance with respect to acts, errors or omissions occurring at or prior to the Effective Time.

(d) Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Indemnified Parties in connection with their enforcement of their rights provided in this Section 6.3.

(e) The provisions of this Section 6.3 are intended to be in addition to the rights otherwise available to the Indemnified Parties by law, certificate of incorporation, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. Notwithstanding any other rights an Indemnified Party may have, the obligations of Parent, the Surviving Corporation and its Subsidiaries specified herein are to be the primary source of indemnification and advancement of expenses for such Indemnified Party.

(f) In the event Parent, the Surviving Corporation or a Subsidiary of the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Corporation or the Subsidiary of the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.3.

(g) Parent shall cause the Surviving Corporation and its Subsidiaries to perform all of the obligations of the Surviving Corporation or the Subsidiary, as applicable, under this Section 6.3.

6.4 Notification of Certain Matters. During the Pre-Closing Period, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Parent and Purchaser or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.5 Stockholder Litigation. The Company shall provide Parent with prompt notice of any Stockholder Litigation brought, asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company or any of its Subsidiaries, the Company Board or any of its Subsidiaries, any committee thereof and/or any of the Company’s directors or officers relating to the Offer, the Merger, this Agreement or any of the transactions contemplated by this Agreement, and shall keep Parent informed on a reasonably prompt basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation, and except for settlements that are (x) solely for monetary damages entirely covered within the limits of the Company’s and the Company Subsidiaries’ insurance policies (other than the deductible under such insurance policies) or (y) to provide additional disclosure in the Schedule 14d-9, no such settlement shall be agreed to without Parent’s prior written consent which may be withheld in Parent’s discretion.

6.6 Disclosure. Parent and the Company have agreed upon and approved their respective press releases with respect to the execution of this Agreement. Thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other transactions contemplated by this Agreement and shall not issue any such press release or public statement without the other party’s written consent, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing: (a) each of the Company and Parent may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents or in documents filed by Parent with the SEC, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party); (b) each of the Company and Parent may, without the prior consent of the other party but subject to giving advance notice to the other party, issue any such press release or make any such public announcement or statement as may be required by Law (including applicable stock exchange rules); and (c) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made with respect to any Adverse Change Recommendation effected in accordance with the provisions of this Agreement.

6.7 Section 16 Matters. Promptly after the date hereof and prior to the Expiration Date, the Company shall take all such steps as may be required to cause any dispositions of Shares resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

6.8 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.9 Transfer Taxes. Except as otherwise provided in Section 2.7(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be paid by either Purchaser or the Surviving Corporation, and the Company shall cooperate with Purchaser and Parent in preparing, executing and timely filing any Tax Returns with respect to such Transfer Taxes.

6.10 Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Law, the Compensation and Stock Committee of the Company Board (the “Compensation Committee”) will cause each Employee Plan and Company Employee Agreement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

6.11 Takeover Statutes. If any state takeover Law or other state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares of Company Common Stock (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Applicable Law (“Takeover Law”), including the restrictions on business combinations in Section 203 of the DGCL, becomes or is deemed to be applicable to the Company, Parent or Purchaser, the Merger or any other transaction contemplated hereby, and the representation and warranty of Parent and Purchaser in Section 4.7 is true and correct, then the Company and the Company Board, as applicable, shall use their reasonable best efforts to take such actions within their control as permitted under applicable Law to (i) ensure that the transaction contemplated hereby, including the Merger, may be consummated as promptly as practicable on the terms contemplated herein and (ii) otherwise act to eliminate, or if not possible minimize to the maximum extent possible, the effects of such Law on this Agreement and the transactions contemplated herein.

6.12 Control of the Company’s Business. Nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control or direct any of the operations of the Company or its Subsidiaries prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.13 Non-USRPHC Certificate and Notice. The Company shall furnish to Parent on or before the Closing Date a certification dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) of the Code, stating that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and that no interest in the Company is a “United States real property interest” within the meaning of Section 897(c) of the Code and proof reasonably satisfactory to Parent that the Company has provided notice of such certificate to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

ARTICLE VII

CONDITIONS PRECEDENT TO THE MERGER

The obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing, restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger shall have been issued by any Governmental Body of competent jurisdiction and remain in effect, and there shall not be any applicable Law enacted or deemed applicable to the Merger that makes consummation of the Offer or the Merger illegal.

7.2 Consummation of Offer. Purchaser shall, in accordance with Section 1.1(b), have irrevocably accepted for payment all of the Shares validly tendered pursuant to the Offer and not properly withdrawn.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Offer Acceptance Time, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company by written notice to the other if (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order permanently restraining, enjoining or otherwise prohibiting the making or consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or (ii) there shall be enacted after the date of this Agreement any applicable Law in any jurisdiction in which any Acquired Entity or Parent has a permanent establishment making the commencement or consummation of the Offer, the Merger or the other transactions contemplated by this Agreement illegal;

(c) by Parent by written notice to the Company if prior to the Offer Acceptance Time the Company Board shall have effected an Adverse Change Recommendation;

(d) by either the Company or Parent by written notice if the Offer Acceptance Time shall not have occurred by the End Date; provided, that if as of the End Date the Regulatory Condition (as defined in Annex I) has not been satisfied, the End Date may be extended on one occasion by Parent or the Company for a period of 90 days by written notice to the Company or Parent, as applicable, and such date, as so extended, shall be the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party whose breach of any covenant or agreement set forth in this Agreement has been the principal cause of, or resulted in, the failure of the Offer Acceptance Time to have occurred on or before the End Date;

(e) by the Company by written notice to Parent at any time prior to the Offer Acceptance Time in order to accept a Superior Proposal and enter into a Company Acquisition Agreement relating to such Superior Proposal, if (i) such Superior Proposal shall not have resulted from any breach of Section 5.4, (ii) the Company has complied in all respects (other than non-compliance that is immaterial in significance and inadvertent) with its obligations under Section 5.4 with respect to such Superior Proposal and the Company Board, after satisfying all of the applicable requirements set forth in Section 5.4 with respect to the Superior Proposal, shall have authorized the Company to enter into a Company Acquisition Agreement with respect to such Superior Proposal and (iii) the Company enters into such Company Acquisition Agreement concurrently with the termination of this Agreement and pays the Termination Fee as provided in Section 8.3(b) prior to or concurrently with the termination of this Agreement;

(f) by Parent by written notice to the Company at any time prior to the Offer Acceptance Time if a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of the Company shall have occurred that would cause a failure of the conditions in clauses (2)(c) or (d) of Annex I to occur; provided, however, that, for purposes of this Section 8.1(f), if such a breach is curable by the Company within the earlier of the End Date and twenty (20) business days of the date Parent gives the Company written notice of such breach referencing this Section 8.1(f) and the Company is continuing to use its reasonable best efforts to cure such breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such breach unless such breach shall remain uncured upon the earlier of the End Date and the expiration of such twenty (20) business day period; provided further, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Purchaser is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(g);

(g) by the Company by written notice to Parent at any time prior to the Offer Acceptance Time, if a breach in any respect of any representation or warranty or failure to perform in any respect any covenant or obligation contained in this Agreement on the part of Parent shall have occurred, in each case if such breach or failure has prevented or could reasonably be expected to prevent Parent or Purchaser from consummating the Offer, the Merger or any other transaction contemplated herein; provided, however, that, for purposes of this Section 8.1(g), if such a breach is curable by Parent within the earlier of the End Date and twenty (20) business days of the date the Company gives Parent written notice of such breach referencing this Section 8.1(g) and Parent is continuing to use its reasonable best efforts to cure such breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such breach unless such breach shall remain uncured upon the earlier of the End Date and the expiration of such twenty (20) business day period; provided further, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(f); or

(h) by either Parent or the Company, if the Offer shall have expired (after giving effect to any extensions thereof in accordance with this Agreement) or been terminated, in each case, in accordance with the terms of this Agreement and the Offer Acceptance Time shall not have occurred solely as a result of the Minimum Condition not being satisfied; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(h) shall not be available to a party that has breached its (or, in the case of Parent, Purchaser breached its) obligations in any material respect under this Agreement in any manner that shall have been the primary cause of the Minimum Condition not being satisfied.

8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party (or any Representative or securityholders of such party) to each other party hereto; provided, however, that the provisions of Section 1.1(g), the last sentence of Section 1.2(c), Section 5.2, this Section 8.2, Section 8.3 and Article IX shall survive any termination hereof pursuant to Section 8.1. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of Parent, Purchaser or the Company shall be relieved or released from any liabilities or damages arising out of any Willful Breach of any provision of this Agreement or any other agreement delivered in connection herewith or any intentional fraud. The Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

8.3 Expenses; Termination Fees.

(a) Except as set forth in Section 6.9 and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Offer, the Merger and the other transactions contemplated herein shall be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated. Parent and the Company shall each pay fifty percent (50%) of (i) the filing fees, mailing expenses and printing expenses associated with the Offer and (ii) the filing fees payable pursuant to the HSR Act and any other applicable Antitrust Laws in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) In the event that:

(i) this Agreement is terminated pursuant to Section 8.1(c);

(ii) this Agreement is terminated pursuant to Section 8.1(e); or

(iii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) or Section 8.1(h) or by Parent pursuant to Section 8.1(f), (B) after the date of this Agreement and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been made or commenced, or an intention to make or commence any Acquisition Proposal shall have been publicly proposed or announced, and (C) the Company consummates any Acquisition Proposal within twelve (12) months after such termination or the Company enters into a definitive agreement within twelve (12) months after such termination to effect any Acquisition Proposal that is subsequently consummated (provided that, for purposes of this Section 8.3(b)(iii), all percentages in the definition of Acquisition Proposal shall be replaced with 50%);

then the Company shall pay Parent a fee in an amount equal to six million one hundred eighteen thousand eight hundred ten dollars ($6,118,810) (the “Termination Fee”) by wire transfer of same-day funds (x) in the case of Section 8.3(b)(i), within two (2) business days after such termination, (y) in the case of Section 8.3(b)(ii), prior to or concurrently with the termination of this Agreement pursuant to Section 8.1(e), and (z) in the case of Section 8.3(b)(iii), concurrently with the consummation of the transactions contemplated by such Acquisition Proposal. For the avoidance of doubt, any payment made by the Company under this Section 8.3(b) shall be payable only once with respect to this Section 8.3(b) and not in duplication even though such payment may be payable under one or more provisions hereof.

(c) The Company and Parent acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not enter into this Agreement. Subject to Section 8.2 and Section 9.6, this Section 8.3 shall be the sole and exclusive remedy of the Company, Parent and Purchaser in the event of termination of this Agreement. In the event that the Company shall fail to pay the Termination Fee when due, the term “Termination Fee” shall be deemed to include the reasonable costs and expenses actually incurred or accrued by the other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3, together with interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth (5th) business day after dispatch by registered or certified mail, (iii) on the next business day if transmitted by national overnight courier or (iv) on the date delivered if sent by e-mail (provided confirmation of email receipt is obtained), in each case as follows:

if to Parent or Purchaser:

Altair Engineering Inc.

1820 E. Big Beaver Road

Troy, Michigan 48083

Fax: 248-614-6197

Attention: Mr. James R. Scapa

with a copy to (which shall not constitute notice):

Steven M. Rivkin, Esq.

Raoul Maitra, Esq.

Altair Engineering Inc.

1820 E. Big Beaver Road

Troy, Michigan 48083

Fax: 248-614-6197

and

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Fax: 973-597-2351

Attention: Peter H. Ehrenberg, Esq.

if to the Company:

Datawatch Corporation

4 Crosby Drive

Bedford, Massachusetts 01730

Fax: 978-441-1114

Attention: Mr. Michael A. Morrison

with a copy to (which shall not constitute notice):

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Fax: 617-248-4000

Attention: Robert V. Jahrling, Esq.

9.2 Amendment. Prior to the Offer Acceptance Time, this Agreement may be amended with the mutual agreement of the Company, Purchaser and Parent at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.3 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Effective Time.

9.5 Entire Agreement; No Reliance; Counterparts.

(a) This Agreement, the Confidentiality Agreement (to the extent consistent with the terms of this Agreement), the Support Agreements and the Company Disclosure Letter constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(b) Each party hereto agrees that, except for the representations and warranties contained in Article III (including the Company Disclosure Letter), and Article IV of this Agreement, neither the Company, Parent or Purchaser makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, each of Parent and Purchaser agrees that none of the Acquired Entities makes or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any Company Subsidiary or the future business, operations or affairs of the Company or any Company Subsidiary heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it, including the information in the electronic data room of the Company, with respect to the Company or any Company Subsidiary or the business, operations or affairs of the Company or any Company Subsidiary, in each case except to the extent expressly covered by a representation and warranty made in this Agreement.

(c) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or PDF shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.6 Applicable Law; Jurisdiction; Specific Performance; Remedies; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State or of any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware (the “Delaware Courts”). Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.1 or in any other manner permitted by Law.

(b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy or any requirement to prove damages, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.6(b), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.6(b) are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.6(b) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.6(b) prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.6(b) or anything set forth in this Section 9.6(b) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available at any time.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER AGREEMENTS OR DOCUMENTS EXECUTED OR PREPARED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.7 Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except from and after the Effective Time, as specifically provided in Section 6.3 hereof (which shall be to the benefit of the Persons referred to in such section).

9.8 Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that either Parent or Purchaser may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent (in the case of Purchaser) or to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser, as applicable, of any of its obligations under this Agreement. Any purported assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.9 Cooperation. The Company agrees to reasonably cooperate with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement, in each case to the extent not inconsistent with any other provision of this Agreement.

9.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by applicable Law. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, or determined to be impermissible by any Governmental Body, each of the parties agrees to use reasonable commercial efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited, unenforceable, or impermissible provision.

9.11 Obligation of Parent. Parent shall cause Purchaser to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Purchaser in accordance with the terms of this Agreement, the Offer, the Merger, and the other transactions contemplated hereby. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Purchaser of each of the covenants, obligations and undertakings required to be performed by Purchaser under this Agreement and the transactions contemplated hereby at or prior to the Effective Time, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Purchaser at or prior to the Effective Time shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Purchaser in the first instance.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or any other agreements or documents executed or prepared in connection herewith.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e) The bold-faced headings and the table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to November 5, 2018.

(g) Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns and (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

9.13 Non-Parties. Notwithstanding anything to the contrary in this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of, or relate to, this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the parties hereto, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, lenders, managers, agents or Representatives of any party hereto, in each case, who is not a party to this Agreement, shall have any liability for any obligations of the parties hereto or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby (whether at law or in equity, in contract, tort or otherwise).

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

DATAWATCH CORPORATION

By:	/s/ Michael A. Morrison
Name: Michael A. Morrison
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ALTAIR ENGINEERING INC.

By:	/s/ James R. Scapa
Name: James R. Scapa
Title: Chief Executive Officer

DALLAS MERGER SUB, INC.

By:	/s/ James R. Scapa
Name: James R. Scapa
Title: President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A and Annex I):

“Acquired Entities” shall mean the Company and each of its Subsidiaries, collectively.

“Acquisition Proposal” shall mean any inquiry (in writing or otherwise), offer, proposal or indication of interest from any Third Party relating to any transaction or series of related transactions involving (a) any acquisition or purchase by any Third Party, directly or indirectly, of (i) assets (including capital stock of Subsidiaries of the Company) representing (x) 15% or more of the consolidated net revenues of the Company and its Subsidiaries immediately prior to such transaction or series of transactions or (y) 15% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, or (ii) 15% or more of any class of outstanding voting or equity securities of the Company, (b) any tender offer (including a self-tender) or exchange offer that, if consummated, would result, directly or indirectly, in any Third Party (or the shareholders thereof) beneficially owning 15% or more of any class of outstanding voting or equity securities of the Company or the surviving entity or (c) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, or liquidation, dissolution, recapitalization, extraordinary dividend, other significant corporate reorganization or other similar transaction involving the Company or any of its Subsidiaries, (i) pursuant to which 15% or more of any class of outstanding voting or equity securities of the Company or the resulting entity would be beneficially owned by any Third Party (or the direct or indirect parent entity of such Third Party or the shareholders of such Third Party) or (ii) which would result in assets (including capital stock of Subsidiaries of the Company) representing (x) 15% or more of the consolidated net revenues of the Company and its Subsidiaries immediately prior to such transaction, or series of transactions or (y) 15% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, being, directly or indirectly, acquired by or sold to any Third Party.

“Adverse Change Recommendation” is defined in Section 5.4(b) of the Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall mean the agreement and plan of merger to which this Exhibit A is attached, as such agreement and plan of merger may be amended from time to time in accordance with the terms thereof.

“Angoss Acquisition” means the transactions pursuant to that certain Share Purchase Agreement, dated as of January 30, 2018, by and among the Company, 2617421 Ontario Inc. and the shareholders of Angoss Software Corporation.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign anti-trust laws and all other applicable Laws and Orders issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Authorizations” is defined in Section 3.12 of the Agreement.

“Balance Sheet” is defined in Section 3.6 of the Agreement.

“Book Entry Share” is defined in Section 2.6(a)(i) of the Agreement.

“business day” means any day except a Saturday, Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed in New York City.

“Certificate” is defined in Section 2.6(a)(i) of the Agreement.

“Change of Status Notice” is defined in Section 5.4(b) of the Agreement.

“Closing” is defined in Section 2.3 of the Agreement.

“Closing Date” is defined in Section 2.3 of the Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble to the Agreement.

“Company Acquisition Agreement” means any binding letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar binding agreement providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.4(a)).

“Company Affiliate Transaction” is defined in Section 3.18 of the Agreement.

“Company Associate” shall mean any current or former director, officer, employee, independent contractor or other service provider of the Company or any Company Subsidiary.

“Company Board” is defined in Section 3.20(b) of the Agreement.

“Company Board Recommendation” is defined in Section 1.2(a) of the Agreement.

“Company Charter Documents” shall mean the Company’s amended and restated certificate of incorporation and amended and restated bylaws, as in effect on the date of execution of the Agreement, access to which has been provided to Purchaser.

“Company Common Stock” shall mean the common stock, $0.01 par value per share, of the Company.

“Company Contract” shall mean any Contract to which any of the Acquired Entities is a party.

“Company Data” means any and all data and information (including Personal Information) processed by or on behalf of any of the Acquired Entities in connection with the operation of the business of the Company and its Subsidiaries.

“Company Disclosure Letter” shall mean the disclosure letter that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent immediately prior to or concurrently with the execution of the Agreement.

“Company Employee Agreement” shall mean each management, employment, severance, termination pay, stay-bonus, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Acquired Entities and (b) any Company Associate.

“Company Equity Plan” shall mean the Company’s Third Amended and Restated 2011 Equity Compensation and Incentive Plan, as amended.

“Company Financial Advisor” is defined in Section 3.24 of the Agreement.

“Company Intellectual Property” shall mean any Intellectual Property owned by the Company or its Subsidiaries as of the date hereof that is material to the business of the Company and its Subsidiaries, taken as a whole, as conducted as of the date of this Agreement.

“Company Options” shall mean all options to purchase shares of Company Common Stock issued pursuant to the Company Equity Plan.

“Company Preferred Stock” shall mean the preferred stock, $0.01 par value per share, of the Company.

“Company RSUs” shall mean any restricted stock units of the Company issued pursuant to the Company Equity Plan.

“Company SEC Documents” is defined in Section 3.4(a) of the Agreement.

“Compensation Committee” is defined in Section 6.10 of the Agreement.

“Company Systems” is defined in Section 3.8(i) of the Agreement

“Confidentiality Agreement” shall mean that certain Mutual Non-Disclosure Agreement, dated as of May 14, 2018, by and between the Company and Parent.

“Consent” shall mean any consent, approval, order or authorization, or registration, declaration or filing.

“Continuing Employees” is defined in Section 6.2(a) of the Agreement.

“Contract” shall mean any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license (or sublicense), sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind, including all amendments, supplements or modifications thereto.

“Costs” is defined in Section 6.3(a) of the Agreement.

“Covered Securityholders” is defined in Section 3.27 of the Agreement.

“Delaware Courts” is defined in Section 9.6(a) of the Agreement.

“Depository Agent” is defined in Section 2.7(a) of the Agreement.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Dissenting Shares” is defined in Section 2.8 of the Agreement.

“Dissenting Stockholders” is defined in Section 2.6(a) of the Agreement.

“DOJ” shall mean the U.S. Department of Justice.

“D&O Insurance” is defined in Section 6.3(c) of the Agreement.

“Effective Time” is defined in Section 2.3 of the Agreement.

“Employee Plan” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and any change in control, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock-based, severance pay, termination pay, death and disability benefits, employment, consulting, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, vacation or paid-time off, profit-sharing, pension or retirement plan, fringe benefit, plan, policy, program, agreement or arrangement and each other employee benefit plan, program, policy or arrangement that is or has been (a) sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Entities for the benefit of any Company Associate or (b) with respect to which any Acquired Entity or any ERISA Affiliate has or may have any current or contingent liability.

“Employment Compensation Arrangement” is defined in Section 3.27 of the Agreement.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, deed of trust, mortgage, security interest, encumbrance, defect in title, lease, sublease, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” shall mean February 28, 2019.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” shall mean any applicable Law or any agreement with any Governmental Body or other Person, relating to human health and safety, the environment or any Hazardous Substance.

“Environmental Permits” shall mean, with respect to any Person, any permit, certificate, registration, notice, approval, identification number, license, or other authorization relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any person or entity, whether or not incorporated, that would be treated together with any Acquired Entity as a single employer within the meaning of Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” is defined in Section 2.6(a)(i) of the Agreement.

“Expiration Date” is defined in Section 1.1(d) of the Agreement.

“Extension Deadline” is defined in Section 1.1(e) of the Agreement.

“Fairness Opinion” is defined in Section 3.24 of the Agreement.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” is defined in Section 3.4(b) of the Agreement.

“Governmental Antitrust Authority” is defined in Section 6.1(c) of the Agreement.

“Governmental Body” shall mean (a) any government or any state, department, local authority or other political subdivision thereof, or (b) any governmental or quasi-governmental body, agency, authority (including any central bank, taxing authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substance” shall mean any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person: (a) for borrowed money (including obligations in respect of drawings under overdraft facilities), (b) evidenced by notes, bonds, debentures, loan agreements or similar contracts or agreements, (c) for the deferred purchase price of property, goods or services or other conditional sale or title retention agreements (other than trade payables or accruals incurred in the Ordinary Course of Business which are not overdue), including all seller notes and “earn-out” payments, (d) under capital leases (in accordance with GAAP), (e) the maximum amount (after giving effect to any prior drawings and reductions which have been reimbursed) in respect of outstanding letters of credit, bank guaranties, surety bonds, performance bonds and bankers’ acceptances and similar instruments issued or created by or for the account of such Person or pursuant to securitization, factoring programs or arrangements or similar arrangements and all obligations of such Person under or in respect of a synthetic lease, tax retention operating lease, off-balance sheet loan or other off-balance sheet financing product, (f) for contracts or agreements relating to interest rate or currency rate protection, swap agreements, collar agreements or any other hedging agreements, (g) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (e) above and (h) for all Indebtedness referred to in clauses (a) through (g) above, all accrued interest thereon and all Indebtedness secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrances on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Parties” is defined in Section 6.3(a) of the Agreement.

“Initial Expiration Date” is defined in Section 1.1(d) of the Agreement.

“Intellectual Property” shall mean (a) patents, trademarks, service marks, trade names, domain names, designs and trade secrets, (b) applications for, registrations of, and related continuations, divisionals, reissues, re-examinations, and extensions of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (c) processes, formulae, methods, schematics, technology, know-how, computer software programs (including Source Code, object, executable, or binary code, and all documentation related thereto), and applications and (d) other tangible or intangible proprietary or confidential information and materials.

“Intervening Event” shall mean any material fact, event, change, development or circumstance that is not known to or reasonably foreseeable by the Company Board as of the date hereof, not relating to any Acquisition Proposal and becomes known by the Company Board between the date hereof and the Offer Acceptance Time; provided that in no event shall any of the following constitute or be deemed to be an Intervening Event: (i) the receipt of, existence of or terms of an Acquisition Proposal, or any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or any matter relating thereto or consequence thereof or (ii) changes in the market price or trading volume of the Company Common Stock (it being understood that the underlying causes of such changes may be taken into account in determining whether there has been or there exists an Intervening Event unless such underlying cause would otherwise be excepted by this definition).

“Intervening Event Notice Period” is defined in Section 5.4(b)(iii)(2).

“IRS” shall mean the Internal Revenue Service.

“knowledge” shall mean knowledge, after reasonable inquiry to the direct reports of such Person, of each of the executive officers of the Person.

“Law” shall mean, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Body that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Material Adverse Effect” shall mean any change, event, occurrence or effect, individually or in the aggregate, that has or would reasonably be expected to have a material adverse effect on (a) the assets, liabilities, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, excluding, with respect to clause (a) only, any such adverse effect resulting from or arising out of: (i) the announcement of the Offer or the Merger; (ii) the identity of Parent or any of its Affiliates as the acquirer of the Company; (iii) general economic, financial market or political conditions; (iv) general conditions in the industry in which the Company and its Subsidiaries operate; (v) any changes (after the date hereof) in GAAP or applicable Law (or interpretations thereof); (vi) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement; (vii) any failure by the Company to meet internal or analysts’ estimates or projections, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of Shares (provided, however, that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be taken into account in determining whether a Material Adverse Effect has occurred); or (viii) the taking of any specific action, or refraining from taking any specific action, in each case at the written request or with the written approval of Parent following the date hereof and not otherwise expressly required in this Agreement; provided, further, in the case of clauses (iii), (iv), (v) and (vi) such effect may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Acquired Entities operate, in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect.

“Material Contract” is defined in Section 3.9(b) of the Agreement.

“Maximum Amount” is defined in Section 6.3(c) of the Agreement.

“Merger” is defined in the recitals to the Agreement.

“Merger Consideration” is defined in Section 2.6(a)(i) of the Agreement.

“Minimum Condition” is defined in Section 1 of Annex I to the Agreement.

“NASDAQ” is defined in Section 1.1(e) of the Agreement.

“Notice Period” is defined in Section 5.4(b)(ii)(4)(C).

“OFAC” shall mean the Office of Foreign Assets Control, within the U.S. Department of Treasury.

“Offer” is defined in the recitals to the Agreement.

“Offer Acceptance Time” is defined in Section 1.1(b) of the Agreement.

“Offer Conditions” is defined in Section 1.1(b) of the Agreement.

“Offer Documents” is defined in Section 1.1(h) of the Agreement.

“Offer Price” is defined in the recitals to the Agreement.

“Offer to Purchase” is defined in Section 1.1(c) of the Agreement.

“Open Source Code” shall mean all software that is distributed as “free software,” “open source software,” or under a similar licensing distribution model, including the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD license, the Artistic License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License and the Apache License.

“Option Consideration” shall mean the excess, if any, of the Offer Price over the exercise price per share of the applicable Company Option, without any interest thereon.

“Order” shall mean, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Body or arbitrator that is binding upon or applicable to such Person or its property.

“Ordinary Course of Business” shall mean the ordinary course of business of the Company and its Subsidiaries, in all material respects consistent with past practices (including, without limitation, if the context so requires, past practice with respect to nature, scope, quality, quantity, frequency and magnitude).

“Parent” is defined in the preamble to the Agreement.

“Paying Agent” is defined in Section 2.7(a) of the Agreement.

“Parent Employee Plan” is defined in Section 6.2(c) of the Agreement.

“Payment Fund” is defined in Section 2.7(a) of the Agreement.

“Permitted Encumbrance” shall mean (a) Encumbrances for existing Indebtedness reflected in Section 3.9(a)(ix) of the Company Disclosure Letter or on the Balance Sheet or in Note 6 to the Company’s unaudited consolidated financial statements for the nine months ended June 30, 2018; (b) any Encumbrance that arises out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, and as to which adequate reserves have been set aside in accordance with GAAP; (c) Encumbrances in favor of carriers, warehousemen, repairmen, mechanics, workmen, materialmen or similar liens or encumbrances imposed under Law in the Ordinary Course of Business consistent with past practice (i) that are for amounts not yet due and payable or that are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which adequate reserves have been specifically established on the Balance Sheet and (ii) that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries; (d) Encumbrances arising from transfer restrictions under securities Laws or related Laws of any jurisdiction; (e) Encumbrances discharged at or prior to the Effective Time; (f) with respect to real property, easements, rights of way, zoning ordinances, and other similar land use regulations affecting real property that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by the Company and its Subsidiaries taken as a whole in the normal conduct of the business of the Company and its Subsidiaries; or (g) non-exclusive licenses of Company Intellectual Property granted in the Ordinary Course of Business; provided, however, that except in the case of clause (a), “Permitted Encumbrances” shall not include any Encumbrances that secure the payment of money.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” means any information from or about an individual that alone or in combination with other information could be used to identify that individual, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier, or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that individual, in each case, to the extent and as defined under applicable Privacy Laws.

“Pre-Closing Period” is defined in Section 5.1 of the Agreement.

“Privacy Laws” means (i) any applicable Laws relating to the Processing, privacy, security or breach of any Personal Information including, but not limited to, the Fair Credit Reporting Act, 15 U.S.C. § 1681, the General Data Protection Regulation (GDPR) (EU) 2016/679, and each European Union Member States’ national implementation thereof, the Canadian Personal Information Protection and Electronic Documents Act, SC 2000, c 5 (PIPEDA), (ii) any such Laws requiring a Person to be notified of any situation where there is, or reason to believe there has been a loss, misuse, modification, unauthorized access, disclosure or acquisition of Personal Information, (iii) any successor Laws to any of the foregoing, and (iv) any applicable generally-accepted industry standards including, but not limited to, PCI-DSS related to payment processing.

“Processing” means any operation or set of operations which is performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure, destruction or transfer (including cross-border transfer).

“Prohibited Person” shall mean (a) any Person identified on OFAC’s list of Specially Designated Nationals and Blocked Persons or targeted by an OFAC Sanctions Program; (b) the government, including any political subdivision, agency, instrumentality, or national thereof, of any country with respect to which the United States or any jurisdiction in which any Acquired Entity is operating, located or incorporated or organized administers or imposes economic or trade sanctions or embargoes; (c) any Person acting, directly or indirectly, on behalf of, or an entity that is owned or controlled by, a Specially Designated National and Blocked Person or by a government or Person identified in clause (b) above; or (d) a Person on any other similar export control, terrorism, money laundering or drug trafficking related list administered by any Governmental Body either within or outside the U.S. with whom it is illegal to conduct business pursuant to applicable Law.

“PSV Policies” is defined in Section 6.2(b) of the Agreement.

“Purchaser” is defined in the preamble to the Agreement.

“Real Property” is defined in Section 3.7(b) of the Agreement.

“Real Property Lease” is defined in Section 3.7(b) of the Agreement.

“Regulatory Condition” is defined in Annex I to this Agreement.

“Release” shall mean any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Representatives” shall mean with respect to any Person, the officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, professional advisors and other representatives of such Person, acting in such capacity.

“Revised Transaction Proposal” is defined in Section 5.4(b)(ii)(4)(C).

“Sarbanes-Oxley Act” is defined in Section 3.4(a) of the Agreement.

“Schedule 14D-9” is defined in Section 1.2(b) of the Agreement.

“Schedule TO” is defined in Section 1.1(h) of the Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” is defined in the recitals to the Agreement.

“Source Code” shall mean any computer instruction (whether written in a programming language, markup or script) displayed in a human readable form, and including all related annotations and software data exchange specifications, comments, documentation, instructions and procedural information.

“Stockholder List Date” is defined in Section 1.2(c) of the Agreement.

“Stockholder Litigation” shall mean any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to the Agreement, the Offer, the Merger or any related transaction (including any such claim or Legal Proceeding based on allegations that the Company’s entry into the Agreement or the terms and conditions of the Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the Board of Directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body or (b) a majority of the outstanding equity or economic interests of such Entity.

“Subsidiary Securities” is defined in Section 3.3(f) of the Agreement.

“Superior Proposal” shall mean any bona fide and written Acquisition Proposal that is binding on the Third Party making the Acquisition Proposal that the Company Board determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel), taking into account those matters that the Company Board in good faith deems relevant, is reasonably likely to be consummated if accepted on the terms thereof and is more favorable from a financial perspective to the Company’s stockholders than the Offer and the Merger (taking into account all adjustments to the terms of this Agreement that are offered by Parent pursuant to Section 5.4(b)(ii)); provided, however, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15% or more” shall be deemed to be references to “more than 80%”.

“Support Agreement” and “Support Agreements” are defined in the recitals to the Agreement.

“Surviving Corporation” is defined in the recitals to the Agreement.

“Tail Period” is defined in Section 6.3(c) of the Agreement.

“Takeover Law” in Section 6.11 of the Agreement.

“Tax” shall mean (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, assessments and similar governmental charges (including any interest, fines, penalties or additions to tax imposed in connection therewith or with respect thereto, whether disputed on not) including, without limitation (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer, estimated and gains taxes, and customs duties, (b) any and all liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group, and (c) any and all liability for the payment of any amounts as a result of any obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (a) or (b) above.

“Tax Return” shall mean any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports, returns or statements or other information or filing supplied to or required to be supplied to a Governmental Body in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Termination Fee” is defined in Section 8.3(b) of the Agreement.

“Third Party” shall mean any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Transfer Taxes” is defined in Section 6.9 of the Agreement.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

“Willful Breach” shall mean a material breach that is caused by an action or omission to act where both of the following conditions exist: (a) the action or omission to act was itself deliberate; and (b) such deliberate action or omission to act was taken or omitted to be taken by a party with knowledge that such act or omission to act would or would reasonably be expected to constitute a breach of this Agreement. For purposes of clarity and without limitation of what other acts or omissions may constitute a Willful Breach, subsequent to satisfaction or waiver (to the extent permitted by this Agreement) of the Offer Conditions as of the Expiration Date, it shall be a Willful Breach by Purchaser if Purchaser fails to accept for payment and to pay for all Shares validly tendered and not subsequently withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer.

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DATAWATCH CORPORATION

ARTICLE I

The name of the corporation is Datawatch Corporation (the “Corporation”).

ARTICLE II

The registered office of the Corporation in the State of Delaware is located at 108 West 13th Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent in the State of Delaware at such address is Business Filings Incorporated.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock. All shares shall be Common Stock with a par value of $0.0001 per share.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, the number of members of which shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Election of directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VI

In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors is expressly authorized to make, adopt, alter, amend and repeal, from time to time, the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the directors.

ARTICLE VII

PERSONAL LIABILITY OF DIRECTORS.

The Corporation eliminates the personal liability of each member of the Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL or (iv) for any transaction from which such director derived an improper personal benefit.

ARTICLE VIII

The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation or the Bylaws of the Corporation, from time to time, to amend, alter or repeal any provision of this Certificate of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director, officer or stockholder of the Corporation by this Certificate of Incorporation or any amendment thereof are conferred subject to such right.

ARTICLE IX

1. Actions other than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgement, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2. Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgement in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

3. Success on the Merits. To the extent that any person described in Section 1 or 2 of this Article IX has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in said Sections, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

4. Specific Authorization. Any indemnification under Section 1 or Section 2 of this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said Sections. Such determination shall be made, with respect to a person who is a director or officer of the Corporation at the time of such determination: (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum; or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders of the Corporation.

5. Advance Payment. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any person described in said Section to repay such amount if it shall ultimately be determined that he is not entitled to indemnification by the Corporation as authorized in this Article IX.

6. Claims. If a claim for indemnification under this Article IX (following the final disposition of such proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor, or if a claim for any advancement of expenses under this Article IX is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced, the person claiming entitlement to such indemnification or advancement of expenses shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, such person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.

7. Non-Exclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article IX shall not be deemed exclusive of any other rights to which those provided indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

8. Insurance. The Board of Directors may authorize, by a vote of the majority of the full board, the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article IX.

9. Continuation of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to, this Article IX shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

10. Severability. If any word, clause or provision of this Article IX or any award made hereunder shall for any reason be determined to be invalid, the provisions hereof shall not otherwise be affected thereby but shall remain in full force and effect.

11. Intent of Article. The intent of this Article IX is to provide for indemnification and advancement of expenses to the fullest extent permitted by Section 145 of the DGCL. To the extent that such Section or any successor section may be amended or supplemented from time to time, this Article IX shall be amended automatically and construed so as to require indemnification and advancement of expenses to the fullest extent from time to time permitted by law.

Annex I

Conditions Of The Offer

The capitalized terms used in this Annex I have the meanings set forth in the Agreement and Plan of Merger (including Exhibit A) to which this Annex I is annexed, except that the term “Agreement” shall be deemed to refer to the Agreement and Plan of Merger to which this Annex I is annexed.

1. Notwithstanding any other provisions of the Offer or the Agreement to the contrary, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares validly tendered (and not validly withdrawn) pursuant to the Offer (and not theretofore accepted for payment or paid for) unless (a) there shall have been validly tendered and not validly withdrawn prior to the Expiration Date that number of Shares that, considered together with all other Shares (if any) owned by Purchaser and its “affiliates” (as such term is defined in Section 251(h)(6)(a) of the DGCL), but excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL) by the “depository” (as such term is defined in Section 251(h)(6)(c) of the DGCL), represent not less than one share more than 50% of the total number of Shares outstanding at the Offer Acceptance Time (such condition, the “Minimum Condition”) and (b) the waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act shall have expired or been terminated (the “Regulatory Condition”).

2. Notwithstanding any other provisions of the Offer or the Agreement to the contrary, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares validly tendered (and not validly withdrawn) pursuant to the Offer (and not theretofore accepted for payment or paid for) if at any time on or after the date of the commencement of the Offer and prior to the Expiration Date, any of the following events shall occur and be continuing at the Expiration Date:

a. the Agreement shall have been terminated in accordance with its terms;

b. any Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect, or there shall be any temporary restraining order, preliminary or permanent injunction or other Order, in any such case preventing, restraining, enjoining, prohibiting or otherwise making illegal the consummation of the Offer, the Merger or any of the other transactions contemplated hereby;

c. (i) the representations and warranties of the Company set forth in Section 3.5(b) of the Agreement, and the representations and warranties of the Company set forth elsewhere in the Agreement that are qualified by reference to Material Adverse Effect, shall

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not have been true and correct as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in the Agreement that are not set forth in Section 3.5(b) of the Agreement and are not qualified by reference to Material Adverse Effect (other than the representations and warranties set forth in the first sentence of Section 3.1(a), Section 3.2, Section 3.3, Section 3.20, Section 3.21, Section 3.22, and Section 3.25 of the Agreement) shall not have been true and correct as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date) other than for any failures of such representations and warranties of the Company to be so true and correct that, individually or in the aggregate, have not resulted, and would not reasonably be expected to result, in a Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any “materiality” or similar qualifications or exceptions therein); (iii) any representation and warranty of the Company set forth in Section 3.3 of the Agreement shall not have been true and correct as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date), except for any de minimis inaccuracies (so long as the sum of all such inaccuracies does not increase the aggregate amount of the Merger Consideration by more than $375,000); and (iv) any representation and warranty of the Company set forth in the first sentence of Section 3.1(a), Section 3.2, Section 3.20, Section 3.21, Section 3.22, and Section 3.25 of the Agreement shall not have been true and correct in any material respect as of the date of this Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date) (for purposes of determining the satisfaction of this condition, without regard to any “materiality” or similar qualifications and exceptions contained therein);

d. the Company shall not have performed or complied in all material respects with the obligations, agreements and covenants required to be performed by it under the Agreement;

e. Parent and Purchaser shall not have received a certificate of the Company signed by a duly authorized representative thereof certifying the matters set forth in clauses (c) and (d) above;

f. since the date of this Agreement there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect; or

g. the SEC staff has advised, or has confirmed in response to a telephonic or written inquiry made jointly by counsel to the Company and counsel to the Purchaser and Parent, that there are outstanding or unresolved comments received from the SEC staff with respect to the Schedule TO or the related 14D-9.

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The foregoing conditions shall be for the sole benefit of Parent and Purchaser and may be asserted or waived by Parent or Purchaser in whole or in part at any time and from time to time, in each case, except for the Minimum Condition and the Regulatory Condition, subject to the terms of this Agreement and applicable Law. The foregoing conditions shall be in addition to, and not in limitation of, the rights and obligations of Parent and Purchaser to extend, terminate or modify the Offer subject to, and in accordance with, the terms and conditions of this Agreement. Any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered for purposes of satisfying the Minimum Condition unless the Shares underlying such notices of guaranteed delivery are “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL) by the “depository” (as such term is defined in Section 251(h)(6)(c) of the DGCL) prior to the Expiration Date. Any reference in this Annex I or elsewhere in the Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived (provided, however, that the Purchaser may not waive the Minimum Condition).

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